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EXHIBIT 1

THE THOMSON CORPORATION

Annual Information Form

For the Year Ended December 31, 2004

March 2, 2005

        In this annual information form, "Thomson," "we," "us" and "our" each refers to The Thomson Corporation and its consolidated subsidiaries unless the context requires otherwise.

        Unless the context requires otherwise, references in this annual information form to "$", "US$" or "dollars" are to United States (U.S.) dollars. References in this annual information to "C$" are to Canadian dollars. In 2004, the average exchange rate was US$1.00 = C$1.30.

        Information contained on our website or any other websites identified in this annual information form is not part of this annual information form. All website addresses listed in this annual information form are intended to be inactive, textual references only. The Thomson logo and other trademarks, trade names and service names of our company and our subsidiaries mentioned in this annual information form are the property of our company and our subsidiaries.

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1.     FORWARD-LOOKING STATEMENTS

        Certain statements included in this annual information form constitute forward-looking statements. When used in this annual information form, the words "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "may" and "should" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect our current expectations concerning future results and events. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations, which include, but are not limited to:

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  actions of our competitors;

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  the failure of our significant investments in technology to increase our revenues or decrease our operating costs;

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  our failure to fully derive anticipated benefits from our acquisitions;

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  our failure to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets;

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  failures or disruptions of our electronic delivery systems or the Internet;

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  our failure to meet the special challenges involved in expansion of our operations outside North America;

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  our failure to recruit and retain high quality management and key employees;

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  the consolidation of our customers;

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  increased self-sufficiency of our customers;

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  increased accessibility by our customers to free or relatively inexpensive information sources;

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  our failure to maintain the availability of information obtained through licensing arrangements and changes in the terms of our licensing arrangements;

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  changes in the general economy;

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  actions or potential actions that could be taken by our principal shareholder, The Woodbridge Company Limited, or Woodbridge;

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  inadequate protection of our intellectual property rights;

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  an increase in our effective income tax rate; and

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  impairment of our goodwill and identifiable intangible assets.

        These factors and other risk factors described in this annual information form are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that reflect our view only as of the date of this annual information form. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2.     CORPORATE STRUCTURE

        The Thomson Corporation was incorporated under the Business Corporations Act of Ontario, Canada by articles of incorporation dated December 28, 1977. We restated our articles on February 28, 2005. Our registered office is Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario M5K 1A1, Canada. Our principal executive office is at Metro Center, One Station Place, Stamford, Connecticut 06902, United States.

        As of December 31, 2004, unless otherwise indicated, we beneficially owned, directly or indirectly, 100% of the voting and non-voting securities of the subsidiaries listed below. Certain subsidiaries, each of which represents not more than 10% of the consolidated assets and not more than 10% of the consolidated revenues of our company, and all of which, in the aggregate, represent not more than 20% of the total consolidated assets and the total consolidated revenues of our company at December 31, 2004, have been omitted. Indentation indicates the voting securities are directly or indirectly owned by the subsidiary listed above.

Subsidiaries	Jurisdiction of Incorporation
Thomson Canada Limited	Ontario, Canada
Thomson U.S. Holdings Inc.	Delaware, U.S.A.
THI (U.S.) Inc.	Delaware, U.S.A.
Thomson U.S. Inc.	Delaware, U.S.A.
The Thomson Corporation Delaware Inc.	Delaware, U.S.A.
Thomson TradeWeb LLC	Delaware, U.S.A.
Thomson Healthcare Inc.	Florida, U.S.A.
Thomson Financial Holdings Inc.	Delaware, U.S.A.
Thomson Financial Inc.	New York, U.S.A.
Thomson Scientific Inc.	Pennsylvania, U.S.A.
Thomson Legal & Regulatory Inc.	Minnesota, U.S.A.
The Dialog Corporation	Delaware, U.S.A.
West Publishing Corporation	Minnesota, U.S.A.
West Services Inc.	Delaware, U.S.A.
Thomson Learning Inc.	Delaware, U.S.A.
Thomson Professional & Regulatory Inc.	Texas, U.S.A.
The Gale Group Inc.	Delaware, U.S.A.
Thomson Holdings Inc.	Delaware, U.S.A.
The MEDSTAT Group, Inc.	Delaware, U.S.A.
Thomson Holdings SA	Luxembourg
Thomson Finance S.A.	Luxembourg
Thomson Holdings BV	The Netherlands
Editorial Aranzadi SA	Spain
The Thomson Corporation PLC	England and Wales
Thomson Legal & Regulatory Europe Limited	England and Wales
Thomson Financial Ltd.	England and Wales
Datastream International Ltd.	England and Wales

3.     GENERAL DEVELOPMENT OF THE BUSINESS

Overview

        We are one of the world's leading information services providers to business and professional customers. We generate revenues by supplying our customers with business-critical information, which we make more valuable by adding expert analysis, insight and commentary, and couple it with software tools and applications that our customers can use to search, compare, synthesize and communicate the information. To further enhance our customers' workflows, we increasingly deliver information and services electronically, integrate our solutions with our customers' own data, and tailor the delivery of information to meet specific customer needs. As we integrate critical information with analysis, tools and applications, we place greater focus on the ways our customers use our content, rather than simply on selling the content itself. Our common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange under the symbol "TOC".

Recent Developments

        As a global company that provides services in approximately 130 countries, we are affected by the market dynamics, government regulations and business conditions for each market and country in which we operate. Our business continues to evolve in conjunction with the changes in our customers' workflows. Our customers' increasing desire for information, along with their increasing technological sophistication, has translated into gains in strategically important areas of our business, such as online information, software and services. During the past few years, we have concentrated on driving efficiencies, primarily through leveraging resources, which has helped us increase our profitability. During the last three years, we also generated significant cash flow from operations, reflecting our strong results and the quality of our earnings. However, some markets in which we compete have in particular experienced difficult economic conditions and strong competition, which have led to increasing pricing pressures and affected revenue growth.

        We regularly make tactical acquisitions that complement our existing information businesses. For many of our acquisitions, we purchase information or a product or service that we integrate into our operations to broaden the range of our offerings. As alternatives to the development of new products and services, these acquisitions often have the advantages of faster integration into our product and service offerings and cost efficiencies.

        In 2002 and 2003, we completed 57 acquisitions for an aggregate cost of approximately $500 million. In 2003, our largest acquisition was Elite Information Group, a provider of practice management software to law firms that we acquired for $101 million. During 2002 and 2003, we also completed 19 dispositions for aggregate consideration of $475 million. The more significant of these dispositions were the sale of our 20% interest in Bell Globemedia for $279 million and the sale of our healthcare magazines for $135 million. In 2002, we also completed the integration of our Harcourt higher education and corporate training assets ahead of schedule, achieving expected synergies and driving growth in Thomson Learning. We had purchased these assets for $2.1 billion in 2001.

        In 2004, we completed 57 acquisitions for an aggregate investment of approximately $1.5 billion. In 2004, our largest acquisition was Information Holdings Inc. (IHI), a provider of intellectual property and regulatory information, which we purchased for $445 million, net of cash and cash equivalents received. We also acquired TradeWeb, an online trading platform for fixed income securities, for $361 million, net of cash received, plus contingent payments of up to $150 million over the next three years based on the achievement of certain growth targets. These acquisitions further strengthened our leadership position, expanded our product offerings and have enabled us to enter adjacent markets and tap new revenue streams. In 2005, we will focus on integrating these businesses to further drive growth and efficiencies. In 2004, we sold the Thomson Media group, a provider of largely print-based information products focused on the banking, financial services and related technology markets, for $350 million. Our other large divestitures in 2004 were the sales of Drake Beam Morin (DBM), a provider of human resource solutions, and Sheshunoff Information Services, a provider of critical data, compliance and management tools to financial institutions.

        During the last few years, we have undertaken a significant initiative to increase the awareness of the Thomson brand, which has involved linking the Thomson name with our many well recognized product and service brands. We believe that heightened awareness of the Thomson brand will become a significant asset in supporting our global growth initiatives.

4.     DESCRIPTION OF THE BUSINESS

Overview

        We serve customers principally in the following sectors: law, tax, accounting, higher education, reference information, corporate e-learning and assessment, financial services, scientific research and healthcare. We believe these sectors are fundamental to economic development globally and consequently have the greatest potential for consistent long-term growth.

        We have a leading market position and well recognized and respected brands in each of our principal markets. Our revenues in 2004 were approximately $8.1 billion and we derived approximately 65% of our revenues from sales of subscription-based products, which are generally recurring in nature. In 2004, we derived 82% of our revenues from our operations in North America.

        We use a variety of media to deliver our products and services to our customers. Increasingly, our customers are seeking products and services delivered electronically and are migrating away from print-based products. We deliver information electronically over the Internet, through dedicated transmission lines, CDs and, more recently, through handheld wireless devices. Electronic delivery of our products and services improves our ability to provide additional products and services to our existing customers and to access new customers around the world. In 2004, we derived 66% of our revenues from electronic products, software and services.

        While we are a Canadian company, our operational headquarters are based in Stamford, Connecticut. Our corporate center initiates and executes strategy and manages other company-wide functions. We organize our operations in four market groups that are structured on the basis of the customers they serve:

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  Thomson Legal & Regulatory;

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  Thomson Learning;

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  Thomson Financial; and

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  Thomson Scientific & Healthcare.

        By centralizing key functions in our corporate center, we foster a company-wide approach while allowing our market groups sufficient operational flexibility and scope for initiative in dealing with customers. In addition to identifying new business opportunities and acquisitions, our corporate center oversees the planning processes of our market groups and their implementation of strategy and assesses their performance. Our corporate center develops and executes capital strategy, including tax planning, and determines our overall direction on technology. In addition, our corporate center is responsible for appointing senior executives and overseeing their training and development. The following table summarizes certain information about our four market groups relating to our 2004 revenues, the countries in which they operated and the number of their employees as of December 31, 2004.

Market Groups — Operations

	Revenues(1)	% of Revenues(1)(2)	% of Revenues from Electronic Products, Software and Services(1)	Countries	Employees
	(in millions of dollars)
Thomson Legal & Regulatory	$3,393	42%	67%	22	17,250
Thomson Learning	$2,174	27%	34%	40	9,800
Thomson Financial	$1,734	21%	98%	22	8,200
Thomson Scientific & Healthcare	$836	10%	81%	19	4,300

(1)
Market group results are presented on the basis of revenues from ongoing businesses, which exclude disposals. Disposals are businesses sold or held for sale, which do not qualify as discontinued operations.

(2)
Percentages are calculated on the basis of revenues from ongoing businesses.

        In the tables included below in the market group descriptions, where brands are principally associated with products and services offered in countries other than the United States, the countries are indicated in parentheses.

Thomson Legal & Regulatory

        Thomson Legal & Regulatory is a leading provider of integrated information solutions to legal, tax, accounting, intellectual property, compliance and other business professionals, as well as government agencies. We offer a broad range of products and services that utilize our electronic databases of legal, regulatory and business information and news. Our offerings also include software to assist lawyers and accountants with practice management functions, including document management, case management and other back office functions, and software that assists tax professionals with preparing and filing tax returns. We also offer Internet-accessible legal directories, website creation and hosting services and law firm marketing solutions to assist our customers in their client development initiatives and continuing legal educational programs. In 2004, we provided products and services to each of the 100 largest law firms in the world in terms of revenues and our databases are some of the largest in the world.

2004 Product/Service Revenues

        In 2003, Thomson Legal & Regulatory derived 72% of its revenues from its legal businesses, 18% from its tax and accounting businesses and 10% from its business information and news and trademarks businesses.

        The following table provides additional information regarding Thomson Legal & Regulatory's revenues in 2004 and 2003.

% of Total Revenues	2004	2003
Electronic products, software and services	67%	65%
From North America	84%	85%
Recurring/subscription-based	86%	87%

Markets

        As the economy becomes increasingly global, the demand for legal and regulatory information on an integrated global and regional basis is growing. Customers are requiring a broader array of interlinked products and services to meet their varied informational, operational and marketing needs. Increasingly, customers prefer their information needs to be met by a primary strategic partner as opposed to multiple providers to ensure consistency. Our estimates indicate that the market for legal and regulatory information in most developed countries is relatively stable and we expect average annual revenue growth rates in the future to correlate with each country's gross domestic product growth. However, we estimate the demand for practice management and tax software and client development services in most developed countries is growing at a rate approximately twice the gross domestic product. We believe that the increased pace of the opening of certain developing economies (such as China and the former Eastern Bloc countries) could increase demand for qualified professionals in both the legal and tax services markets. Recent regulatory changes, such as the Sarbanes-Oxley Act, have also stimulated demand for compliance information and software.

        Technology continues to affect the market for legal and regulatory information. The availability and reliability of the Internet and the demand for faster access to information has significantly increased the demand for products and services online. In addition, the Internet has made it much easier to both deliver and receive information and services. As a result, we believe that customers will continue to migrate from print and CDs to online offerings in the future.

        Competitive differentiation in the market for legal and regulatory products is becoming increasingly difficult to demonstrate through traditional means, such as content and reliability. We believe that integrated value-added products and services are increasingly becoming the point of competitive differentiation.

        Online business information and news services supply a variety of current and archival business information and news to professionals in a wide variety of areas such as marketing, strategic planning, business development and research and development.

Operations

Legal

        Based primarily on our West business, we are the leading provider in the United States of legal information-based products and services. The following provides information about our major legal brands.

Major Brands	Principal Products and Services	Customers
West
Westlaw(1)
Sweet & Maxwell (U.K., Asia)
Carswell (Canada)
ELLIS (The Netherlands)
Aranzadi (Spain)
Civitas (Spain)
Karnov (Denmark and Sweden)
Lawpoint (Australia)
Lawbook (Australia)
Brookers (New Zealand)
La Ley (Argentina)
Sintese (Brazil)
Lawtel (U.K.)
Consult GEE (U.K.)	Legal information-based products and services	Lawyers, law students, law librarians, trademark professionals, legal professionals
Thomson Elite West km ProLaw	Law firm management software
FindLaw HubbardOne Glasser LegalWorks	Web-based legal directory, website creation and hosting services and law firm marketing solutions
Foundation Press West Law School Publishing BAR/BRI West LegalEdcenter	Textbooks, study aids, bar review courses and continuing education materials

(1)
United States, United Kingdom, Australia, Canada, Denmark, Germany, Hong Kong, Spain and Sweden.

        We provide legal and regulatory solutions to virtually every large law firm, significant government institution and law school in the United States and to small and medium-sized law firms and corporate in-house legal professionals. Our information includes case law, statutes, administrative material, law reviews and treatises, lawyer profiles, legal commentary, public records and legal forms, in electronic and print formats. We offered our customers the information they need from over 21,000 databases as of December 31, 2004.

        Our West business publishes cases, statutes and other legal information and enhances them with headnotes, synopses, key numbers and other editorial enhancements prepared by our staff of lawyers and editorial professionals. These editorial enhancements facilitate more productive researching by our customers.

        We also operate legal information businesses in Argentina, Australia, Brazil, Canada, Denmark, France, Germany, Hong Kong, Ireland, the Netherlands, New Zealand, Spain, Sweden and the United Kingdom through local operations and in Switzerland through a joint venture. Through these businesses, we provide a range of primary materials, such as case law and statutes, and secondary materials, including treatises and legal commentary specific to the countries in which we operate.

        Westlaw is our primary online delivery platform. Westlaw offers numerous search features and navigation tools that enable our customers to search databases that are relevant to them to research points of law, build tables of authorities or search for other topically related commentary. Using mywestlaw.com, our customers can customize Westlaw by focusing on specific jurisdictions or practice areas. Our offering of mywestlaw.com, together with increased use of the Internet, has allowed us to further penetrate the market for smaller and specialized law firms. In 2004, we continued to enhance Westlaw Litigator, a service designed to assist attorneys in evaluating and investigating cases and preparing for trial. Through Westlaw, we also offer KeyCite, an online citation research service that, among other things, enables our customers to trace the history of a case, statute, administrative decision or regulation to determine if it is still authoritative, retrieve a list of cases that cite a particular case or compile a table of authorities.

        Westlaw UK, launched in 2000, offers a combination of legal information from the United Kingdom and the European Union that we derive from our legal publishing businesses in those jurisdictions, together with information licensed from third parties. Customers may also access, on a transactional basis, legal and regulatory information from West in the United States and our other businesses such as Dialog, our global online provider of business information and news. In 2002, we acquired Lawtel, the leading U.K. online current awareness and legal information service. As a result of the continued growth of Westlaw and Lawtel, 98 of the largest 100 U.K. law firms subscribed to our online services in 2004.

        In addition, we offer country-specific online legal services in Argentina, Australia, Canada, Denmark, Germany, Hong Kong, Spain, Sweden and the United Kingdom. In each case, we offer local content, owned or licensed by our operations in that region, and supplemented with relevant information from other regions of the world such as our databases of European Council directives maintained by our ELLIS business unit.

        In addition to launching customized online legal services in various countries, we also provide a basic Westlaw service, known as Westlaw International. Through Westlaw International, we are able to offer our current online products and services to customers in markets where we may not have an existing publishing presence or have not yet developed a fully customized Westlaw service. As of December 31, 2004, we provided Westlaw International in 44 countries.

        Elite offers software that assists law firms and government agencies of all sizes with front and back office management functions, including document management, case management, general ledger accounting, billing and records management. We have integrated Elite with our ProLaw, West km and Law Manager businesses to offer a broad legal software suite of products. While our software customers are primarily based in the United States, Elite is currently expanding internationally.

        Our FindLaw business offers client development services in the United States that include legal directories, website development, marketing solutions, legal news, a legal career center and other legal resources. FindLaw charges law firms a fee to be included in its online legal directories but users may search its legal directories and other products and services free of charge. FindLaw provided website design and hosting services to more than 6,100 law firms in 2004. In 2004, we acquired HubbardOne and Glasser LegalWorks which provide the legal market with website development services and expertise marketing solutions, respectively.

        Our West Education Group is a leading provider of educational solutions to legal professionals and law students in the United States. Through BAR/BRI, we provide bar examination review courses and materials. We also have a legal textbook publishing business with over 1,600 titles in 2004, making us a leading provider of casebooks and other learning materials to law students in the United States. Our West LegalEdcenter provides online continuing legal education materials and offers one of the largest selections of video and audio continuing legal education programs on the Internet, including more than 14,000 hours of U.S.-accredited content as of December 31, 2004.

Tax and Accounting

        We provide tax and accounting professionals with regulatory information, software, services, tools and applications to assist them in their daily work. We are one of the leading online suppliers of this type of information in the United States. The following provides information about our major tax and accounting brands.

Major Brands	Principal Products and Services	Customers
RIA InSource GoSystem Quickfinder Checkpoint PPC IOB (Brazil)	Tax and accounting information-based products and services	Accountants, lawyers, consultants
Creative Solutions Fast-Tax UltraTax	Tax and accounting software and services

        Our tax and accounting information is available in both print and electronic formats. Our online tax product, Checkpoint, provides our customers with increased speed of service and the flexibility to link to a broad collection of databases. We continue to add additional content and embedded tools in this area.

        Through Creative Solutions, we offer software products that perform payroll, write-up, bookkeeping, audit and practice management functions and enable our customers to interact with their clients through the Internet. In addition, we offer tax accounting software known as UltraTax that assists our customers in the preparation of tax returns and enables them to file tax returns electronically. Through our Fast-Tax business, we provide our customers with a specialized range of products for managing trust accounting, from tax preparation software to complete tax preparation services. Our tax and accounting business is currently focused on developing integrated research and workflow solutions utilizing products from our software business and our information businesses to create a broader offering to tax and accounting professionals.

        While our tax and accounting customers are primarily in the United States, we also sell our products internationally on a limited basis through both our RIA business and other Thomson companies, including IOB, the leading provider of tax information in Brazil.

Business Information & News and Trademarks

        We provide business information and news to business professionals, scientists and consultants. The following provides information about our major business information and news brands.

Major Brands	Principal Products and Services	Customers
Dialog NewsEdge Profound DataStar Intelligence Data	Online database of business and scientific information and current and archival news	Business professionals, scientists, consultants

        Dialog provides business information and news to a wide range of customers of all our market groups, including business, science, engineering, financial and legal professionals. Dialog primarily licenses data from third parties and derived data from more than 200,000 sources as of December 31, 2004, such as publicly filed documents, industry literature and trade journals. This makes the Dialog database one of the largest of its kind in the world. As of December 31, 2004, Dialog provided business information and news services to more than 25,000 corporate customers and more than 100,000 professional researchers, and in 2004 was accessed by over two million end-users worldwide. In the first quarter of 2005, Thomson Legal & Regulatory transferred the Dialog DataStar business to Thomson Scientific & Healthcare and retained the Dialog NewsEdge business.

        We also provide trademark search and information services to business, law and trademark professionals. The following provides information about our major trademark brands.

Major Brands	Principal Products and Services	Customers
Thomson & Thomson Compu-Mark (Europe) Brandy (Japan) O. Gracklauer (Germany)	Trademark search and information services	Business, legal and trademark professionals

        Through Thomson & Thomson, Compu-Mark and Brandy, a former Japanese joint venture in which we acquired a 100% interest in 2004, we maintain databases containing all current trademark registrations in the United States, Japan, Malaysia, Singapore, Canada and most European countries. We also offer a wide range of products and services that cover all aspects of developing and protecting trademarks, including enabling customers to screen them, determine their availability, protect them from infringement and search domain names.

Technology

        Thomson Legal & Regulatory maintains a sophisticated electronic infrastructure and highly developed online systems and support capabilities to provide our customers with products and services primarily through the Internet. In 2004, we began updating our primary data center in Minnesota to support continued business growth and operating efficiencies. In addition, we consolidated numerous data centers into our primary Minnesota location. From our primary data center, we maintain thousands of servers that have the capacity to handle over 26 million transactions per day. We have successfully developed and are continuing to implement Novus, the next generation of our online delivery platform, which utilizes new and highly scalable technologies resulting in significantly enhanced capabilities. This platform allows us to more easily combine content from our various online services, reduce product delivery costs and reduce development time for new products and services. Our company is increasingly using the Novus platform for our other market groups. We continue to upgrade and standardize our applications and infrastructure, enabling us to enhance our ability to market and sell our products over the Internet.

Competition

        Our primary global competitors in the legal and regulatory information market are Reed Elsevier and Wolters Kluwer, with which we compete in the United States and in most of the other countries in which we operate. Our major competitors continued to pursue acquisitions in 2004, primarily in North America and Europe. We also compete with other domestic competitors in the United States and in our international markets for legal and regulatory information, practice management and tax software and client development services.

        In the business information and news market, we compete with other business information and news aggregators, the most significant being Factiva (a joint venture between Reuters and Dow Jones) and Nexis (a business of Reed Elsevier).

Thomson Learning

        Thomson Learning delivers state-of-the-art, tailored learning solutions for individuals, businesses and institutions around the world. We deliver these solutions through specialized content, applications and services that foster academic excellence, professional development and measurable competitive advantage. Thomson Learning is made up of complementary, yet diverse businesses that provide the products and services our customers need for learning.

        Thomson Learning is among the world's largest providers of tailored learning solutions. In the academic marketplace, we serve secondary, post-secondary and graduate-level students, teachers and learning institutions in both traditional and distance learning environments. In the professional and corporate e-learning marketplaces, we offer adult education and certification materials for corporations, training centers and individuals. Our products and services are sold throughout the world, through direct channels and through a worldwide network of distributors.

2004 Product/Service Revenues

        In 2003, Thomson Learning also derived 62% of its revenues from its academic publishing and reference businesses and 38% from its lifelong learning businesses.

        The following table provides additional information regarding Thomson Learning's revenues in 2004 and 2003.

% of Total Revenues	2004	2003
Electronic products, software and services	34%	33%
From North America	83%	83%
Recurring/subscription-based	27%	28%

  Markets

        Within our primary markets, we sub-divide our businesses into the following customer groups:

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  global higher education, including post-secondary, college and university education;

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  library reference;

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  corporate e-learning; and

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  e-testing.

        While printed materials continue to be the most widely used learning resource, instructors and students are increasingly seeking electronic resources. With the shift to electronic resources, scale and operating efficiency are becoming more important and, accordingly, significant investments need to be made in technology, marketing and distribution.

        We believe that the global higher education market has good long-term growth potential, as the strong correlation between education level and earning power has made education a lifelong pursuit, particularly in knowledge economies. Age-group demographics and the value of higher education continue to drive stable growth in student enrollments, which are forecast to increase slightly in North America over the next three years. The higher education market is less cyclical than the primary and secondary school market because it does not rely on public school districts to adopt textbooks and other learning materials and is less exposed to government-related budget constraints. However, while post-secondary education enrollment continues to increase, many public post-secondary institutions are now dealing with cutbacks in state and local government support. While those cuts are not affecting the demand for education, the underlying economic conditions have led to further tuition increases and a reduction in some course offerings. Those conditions have made students more sensitive about textbook prices, leading in some cases to reduced textbook sales. In addition, the greater availability of used textbooks through Internet resellers has further pressured textbook sales, particularly of "backlisted" editions, which are books from previous seasons that are still in print. The higher education market is also less capital intensive because publishers in this market are not required, as in the primary and secondary school market, to invest funds for book development prior to receiving a commitment from state education bodies that their books will be adopted and purchased.

        The library reference market has high electronic information adoption rates and its electronic information can be easily combined with higher education products and services. Growth in the library reference market is largely influenced by the allocation of state funds to the public and academic libraries that utilize this information. After several years of reduced spending due to challenging fiscal conditions, state budgets showed some signs of recovery in 2004. However, despite this improvement, the outlook for 2005 budget spending remains cautious. The demanding budget environment in recent years has resulted in an accelerated migration of libraries and collections to electronic products, and many libraries that had in the past purchased materials in both print and electronic formats are now choosing to purchase in electronic format only.

        We believe the corporate e-learning market has strong growth potential due to high electronic information adoption rates, the cost and time efficiencies of digital delivery and the increasing importance that companies are placing on utilizing corporate e-learning products to improve the skills of their employees. For these and other reasons, businesses are increasingly outsourcing training and are shifting spending from instructor or classroom-led to technology-based training. However, the economic slowdown of the past several years has reduced corporate e-learning budgets, thereby pressuring demand for e-training and corporate e-learning products. Smaller companies that have traditionally serviced this market are facing increasing pressure to consolidate as customers are demanding training solutions that combine traditional training products with electronic products and validation of training programs. Customers are also increasingly addressing training on an enterprise-wide basis and in some cases on a global basis.

        Like the corporate e-learning market, the computer-based testing market, which spans IT, professional, academic, government, and corporate customer groups, has been negatively affected by the recent economic downturn, particularly within the IT testing segment. We believe that underlying growth in the demand for knowledge validation and professional licensure, coupled with the ongoing transition from paper and pencil to computer-based testing, will support modest market growth over the next few years. The industry is highly fragmented, with providers focused on a specific market segment and area of specialization, such as test development, computer-based test delivery, or security services. Value propositions vary significantly by market segment, from test security technological capabilities to the quality or exclusivity of testing facilities.

  Operations

  Academic Publishing and Reference

        We provide textbooks, study guides and teaching guides in print and electronic formats for use in colleges and universities and electronic, print and microfilm reference materials for libraries, reference centers, schools, colleges, universities and corporations. The following table provides information about our major academic publishing and reference brands.

Major Brands	Principal Products and Services	Customers
Thomson Wadsworth	Textbooks and electronic course materials in the humanities and social sciences	Colleges, universities, professors, students, professionals
Thomson South-Western	Textbooks and electronic course materials in business and economics
Thomson Brooks/Cole	Textbooks and electronic course materials in mathematics and sciences
Thomson Heinle	Textbooks and electronic course materials for English, modern languages and English-language training
Thomson Peterson's	College and university selection guides in print and electronic formats, online college registration and test preparation
Thomson Nelson (Canada/Australia)	Textbooks and electronic course materials for the school and higher education markets
Groupe Modulo	French language publisher of instructional materials for the Canadian primary and secondary school markets
Thomson Paraninfo (Spain/Portugal)	Spanish-language higher education textbooks in business, economics and vocational subjects
Universitas 21 Global (Asia-Pacific)*	Online university courses
WebCT**	Course management software and enterprise software solutions for universities
Thomson Gale	Printed and electronic reference materials, electronic databases of magazine, newspaper and periodical content, microfilm collections and encyclopedias	Academic and public libraries, corporations, reference centers, colleges, universities, schools

* = Joint venture
** = Minority interest

        We supplement our major textbooks with electronic teaching aids, such as online interactive supplements and websites. We publish in selected disciplines that we believe offer the highest long-term growth and where we have or believe we can attain substantial market share, such as in the humanities, social sciences, languages, science, mathematics, business and economics fields. We create proprietary reference material, aggregate periodical content and primary source research information and integrate this information into a broad array of sophisticated online reference libraries. We also maintain academic microfilm collections that we provide to our library customers.

        Experts in the relevant disciplines author our textbooks and learning materials. We contract with our authors under long-term royalty arrangements. The authors work with our editors to prepare the original materials for new editions, revised editions and teaching supplements. The depth and breadth of our product offerings allow us to manage the release dates of major textbook titles so that revenues from new product releases are spread more predictably from year to year.

        In May 2004, we announced collaboration with Microsoft and the University of Virginia to develop and deliver digital course material and tools that will help instructors better serve their students and help those students learn and retain more. In October 2004, we announced that Hewlett-Packard had joined the project. The two-semester pilot project, which began in the fall of 2004 at the University of Virginia's College and Graduate School of Arts and Sciences, is drawing on our rich library of digital content and learning applications and is being brought to more than 800 students through Microsoft software and Hewlett-Packard's Tablet PC hardware to build a truly mobile, collaborative learning environment. We expect that the project will result in improved student learning, enhanced faculty productivity and a better understanding of how digital materials can be designed effectively.

        We are currently digitizing our microfilm collection and include this content in some of our electronic products. In particular, Gale's Eighteenth Century Collections Online features electronic access to approximately 150,000 printed works from across a number of academic disciplines. With full-text search capabilities across approximately 26 million pages, this collection provides a new way to conduct multi-disciplinary research.

        We also provide electronic resource centers that aggregate reference information about particular topics. The Gale Resource Centers are devoted to topics such as literature, poetry, history, business, biography and health. With a single search using Gale's InfoTrac service, customers worldwide are able to access online journals through Gale and Ingenta. We are also extending our reference business into new markets by providing supplements to core curricula taught in primary and secondary schools and expanding the distribution of reference products in the international and primary and secondary school library markets. For example, in 2004, Gale added Roth Publishing's Poem Finder poetry database to its collection of online content. With nearly one million full-text and excerpted poems, Poem Finder will serve as the foundation for a new poetry resource center, extending the breadth of content Gale currently offers within its Literature Resource Center.

        While our principal market is the United States, we also distribute our publishing and reference products internationally. In 2004, over 60% of the revenues that we earned from international sales of our academic publishing products and services were attributable to content created in local markets. We also adapt textbooks and learning materials created for the U.S. market for sales abroad by, where necessary, translating them and supplementing them with local content. In the international markets, we distribute our higher education products and services primarily to universities, colleges, schools and reference libraries.

  Lifelong Learning

        We provide electronic and print-based learning, certification and testing solutions to corporations, government agencies, students and professionals. We also offer textbooks, study guides and teaching guides, in print and electronic formats, to technical and vocational schools, trade associations, professors, students and professionals. We offer our information technology (IT) and business skills training products and services to corporate IT departments and corporate e-learning departments and government agencies worldwide.

        One of the strengths of our learning and testing business is the breadth of our offerings. As of December 31, 2004, we maintained a repository of more than 85,000 electronic learning objects, which are self-contained instruction modules to teach specific skills primarily focused on information technology and business, and more than 3,500 e-training courses. These learning objects are used to create flexible and personalized training programs tailored to the needs of students. The following table provides information about our major lifelong learning brands.

Major Brands	Principal Products and Services	Customers
Thomson Prometric	Technology-based test development, delivery, and results management	Corporations, professionals and professional associations, academic institutions and associations, federal and state government agencies
Thomson NETg	Online and instructor-led information technology and business skills training	Corporations, government agencies
Thomson Course Technology	Textbooks and print and electronic materials for information technology instruction	Universities, colleges, corporations
Thomson Delmar Learning Thomson Education Direct	Textbooks and learning materials for technology, trade healthcare, professional and career education	Colleges, vocational schools, career schools, teachers, students

        We also offer textbooks, teaching guides, study guides and practice tests to professionals who are seeking to maintain or upgrade their credentials and to professors and students in degree-granting technical and vocational schools. We create our offerings for a wide variety of disciplines, including administration, automotive, computer-assisted drafting, cosmetology, education, electronics, fire rescue, healthcare, security, travel and other trades.

        In 2004, our Lifelong Learning group acquired two key strategic businesses. Through the purchase of Capstar, Thomson Prometric gained expanded test development capabilities within the government and professional segments. Through the acquisition of KnowledgeNet, Thomson NETg secured the sales resources, service competencies, complementary content and technology assets necessary to achieve greater scale and to deliver a superior value proposition to its corporate e-learning customers. We believe that both transactions have positioned Lifelong Learning to capitalize on future growth opportunities by expanding existing product offerings and improving the way in which those products are delivered to the customer.

        We are focused on enhancing our ability to provide comprehensive "must-have" training solutions for corporate and government customers. In particular, we are creating training solutions that are mandatory to maintain professional certifications and licenses and to comply with federal, state, and local government regulations. We are also expanding our capabilities to develop custom courses to meet our clients' specific business needs.

  Technology

        Technology is an integral element in the solutions of Thomson Learning. We are currently focused on standardizing our technological infrastructure and platforms to support the development of new electronic products and services and delivery systems. At Gale, we plan to integrate content delivery on a single technology platform so that with a single search, customers will be able to access a variety of reference materials on topics such as literature, history and health through our Gale Resource Centers. In our higher education publishing business, we are using technology to develop electronic solutions that are designed to make the learning experience more effective, while simultaneously moving towards an automated workflow that will enhance the flexibility and reduce the cost to produce our textbooks. In our lifelong learning business, we are moving towards a unified technology platform and learning infrastructure that will provide the necessary scale and content delivery to enhance profitability while preserving the unique customer facing characteristics demanded by the different customer segments. Throughout all of Thomson Learning, we are implementing a common enterprise-wide content repository that enables our businesses to share assets and deliver content in a media-neutral fashion.

  Competition

        The higher education publishing market in the United States and internationally has a small number of major participants. In addition to us, they include Pearson Education and The McGraw-Hill Companies.

        Our principal competitors in the global library print reference market are Océano Grupo Editorial and the Grolier unit of Scholastic Inc., and in the global library electronic reference market are ProQuest Company and EBSCO Industries, Inc.

        Our principal competitors in the global lifelong learning business include Pearson VUE in the computer-based testing market and SkillSoft PLC, DigitalThink, Inc., ElementK, and MindLeaders, in the electronic and print-based training markets.

Thomson Financial

        Thomson Financial is a leading provider of integrated information and technology applications to the global financial services industry. We offer a broad range of financial data and develop individual workflow solutions and services to assist trading professionals, portfolio managers, investment bankers, stockbrokers, financial planners, corporate executives and treasury and investor relations professionals. During 2004, Thomson Financial's businesses consisted of three groups—Global Customer, Transaction Services and Corporate.

        Effective January 2005, Thomson Financial largely completed another strategic realignment of its core business into two groups—(1) Corporate, Investment Banking & Investment Management and (2) Equities, Fixed Income & Retail Wealth Management. The intent of this realignment is to accelerate success in providing integrated financial solutions, increase sales by better meeting the needs of our financial group's customers and maximize the coordination among internal organizations and processes. The following section discusses our financial group and its revenues under the organization that was in place during 2004.

2004 Product/Services Revenues

        In 2003, Thomson Financial had a different organizational structure, and derived 54% of its revenues from its banking and brokerage businesses, 31% from its investment management businesses, 8% from its corporate businesses and 7% from other businesses.

        The following table provides additional information regarding Thomson Financial's revenues in 2004 and 2003.

% of Total Revenues	2004	2003
Electronic products, software and services	98%	98%
From North America	80%	79%
Recurring/subscription-based	77%	74%

        We provide our customers with financial information, including historical financial and economic information, broker research, earnings estimates, transaction data, related party trading information, corporate information and public disclosure documents. We also provide access to real-time information, including market data, trading information and financial news. We make this information more valuable to our customers as our products and services enable them to search, analyze and manipulate the data so that it can be used more effectively. We also offer our customers other services, such as the dissemination of corporate news releases, back office data processing, transaction processing and, through our joint ventures, services that facilitate trade settlement and securities issuances. We offer our products and services separately and we are increasingly combining them to provide comprehensive information and technology solutions.

        In 2004, we continued our development of a suite of these combined products under the Thomson ONE brand. Thomson ONE is a flexible open architecture framework that allows for easy integration and delivery. This platform provides us with the flexibility to customize our content offering to our customers. Our current Thomson ONE solutions include:

  •
  Thomson ONE Advisor—Integrated front- to back-office broker/advisory solution that simplifies advisor workflow and streamlines client-servicing activities for a larger number of customers at a lower cost.

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  Thomson ONE Analytics—Robust research and analytical workflow solution for institutional investors, delivering content and tools for effectively monitoring, identifying and analyzing investment opportunities.

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  Thomson ONE Banker—Investment banking solution that includes rich content, real-time market information and tools suited for senior bankers, analysts, information librarians, M&A professionals and venture capitalists.

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  Thomson ONE Corporate—Integrated feature-rich solution that serves the needs of corporate executives and investor relations professionals for strategic investor relationship management, market intelligence, communications, compliance and disclosure.

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  Thomson ONE Equity—Dynamic, technologically-advanced solution with real-time and historical market data, news and research, plus advanced analytical tools for a total picture of global equities markets.

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  Thomson ONE Portfolio—Comprehensive portfolio management tool for institutional investors, ideal for strategy development, portfolio construction, performance attribution and client reporting.

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  Thomson ONE Yield—Comprehensive fixed income solution for research, analytics, decision support and transaction services across all fixed income asset classes.

        In 2004, the number of Thomson ONE workstations increased 56% to 81,000 from 52,000 at the end of 2003 as a result of user migration from legacy products and new client wins. In 2005, we plan to expand the capabilities of our Thomson ONE solutions.

        To provide quality data, we have a global research group that was comprised of more than 2,300 employees in 14 countries as of December 31, 2004. This group obtains and manages the financial information that we provide. Our databases of financial information are some of the largest in the world. We derive the majority of our financial information from public sources, such as regulatory filings and analyst reports. We also conduct our own surveys to create other data collections, such as our database of institutional contacts. Our research group formats, organizes, indexes and edits the information we collect to enhance its value to our customers and continually updates it. In addition, we license content from third party suppliers, such as Dow Jones for news. Having one global research group manage all of our financial content is cost efficient, ensures its consistency and quality and enables us to offer it across all of our customer groups.

  Markets

        Thomson Financial has been monitoring market conditions heading into 2005, as the financial services sector appears to be experiencing a mixed recovery. Towards the end of 2004, we saw uneven recovery of the overall market underway. The markets ended relatively strong and economic conditions appear to be improving, although energy prices, the budget and trade deficits and geopolitical instability are creating some uncertainty. Geographically, North America is experiencing the highest growth while Europe continues to lag. Asia is experiencing recovery in Japan, but the region as a whole has remained flat and is expected to stay on that trend.

        We believe that we have effectively differentiated ourselves from our major competitors in the global market for financial information. Our systems use more open architecture than our competitors, which allows our customers to more easily utilize other information and software applications with our products and services. Our products and services are also less bundled than those of some of our competitors, allowing our customers to purchase only the content and applications that they need. As a result, we often provide our products and services at a significantly lower cost to our customers than our competitors. Some of our competitors are focused solely or primarily on particular segments within the financial information market. Our primary advantage over these competitors is our ability to offer our customers a broader range of products and services to better satisfy their complete information needs.

  Operations

  Global Customer

        Our Global Customer group focuses on providing investment bankers, private equity professionals, traders and asset managers with integrated information solutions to assist them in pursuing and completing transactions, including precedent analysis, company and market due diligence, financial analysis and modeling, preparation of presentation materials and securities offerings. The Global Customer group provides online financial data and research on companies, industries and markets that allow them to develop and analyze financial forecasts, market share, competition, industry trends, economic climates and key industry participants, offering a range of customizable products and services that help our customers work through each phase of the investment process, including research and analysis, investment decisions, stock selection, trade execution and settlement. Global Customer products are offered separately, and are increasingly being combined to provide comprehensive information solutions offering mergers and acquisitions transaction data that our customers use to identify comparable transactions, business opportunities and business trends. The Global Customer group also offers institutional securities ownership information that enables our customers to analyze who may be buying, selling and holding securities. In addition, our customers can access news, stock price information and SEC filings and analyze this information with a set of comprehensive tools.

        The following table provides information about our major Global Customer brands.

Major Brands	Principal Products and Services	Customers
SDC Platinum Investext Global Access Thomson Research Thomson ONE Banker Thomson ONE Portfolio Thomson ONE Advisor	Online databases of brokerage research, transactional data, institutional holdings data, current and historical earnings estimates, pricing information, SEC filings and news combined with analytical functionality	Investment bankers, private equity professionals
Thomson ONE Equity Thomson ONE Yield Global Topic	Electronic financial information, including real-time market data such as pricing data, company information, news and analytics	Institutional traders, retail traders, investment advisors
Thomson ONE Analytics Datastream I/B/E/S Baseline
	Online databases of real-time equity and fixed income brokerage research, current and historical analyst forecast estimates, company accounts data, pricing data, global aggregated forecast data at the country, sector and industry levels, market indices data, institutional holdings data, SEC filings, news and analytical tools	Portfolio managers, portfolio analysts, buy side traders, research analysts
Vestek	Performance attribution and portfolio construction tools	Portfolio managers
StreetEvents	Electronic calendar for earnings releases, investor presentations	Investor relations professionals, financial executives, asset managers

        Through our 2004 acquisition of CCBN, we now offer StreetEvents, an electronic events calendar used by corporations to post notices of earnings releases and investor presentations. StreetEvents has a database containing transcripts of public company earnings conference calls and is also used by asset managers to monitor the companies in their portfolio or those being considered for investment.

  Transaction Services

        The Transaction Services group is primarily comprised of BETA Systems, Autex, PORTIA and Oneva. BETA allows brokerage firms to outsource the majority of their back office data processing activities, such as processing orders for securities and maintaining customer and firm accounts. Through BETA, our customers are able to generate a range of customer account documents including monthly customer statements, trade confirmations and real-time portfolios. BETA interfaces with major clearing services, depositories and exchanges to process orders for securities.

        We also offer AutEx, which is a database and online real-time network for trade order indications and executions for listed and over-the-counter securities. Through AutEx, a broker/dealer is able to send a real-time indication of interest to buy or sell securities to portfolio managers. The indication of interest appears in the portfolio manager's AutEx screen and the portfolio manager can then contact the broker/dealer to make the trade. Once the trade is complete, the broker/dealer reports the transaction to all AutEx subscribers. This allows subscribers to obtain a summary of all trades and indications of interest at any time.

        The following table provides information about our major Transaction Services brands.

Major Brands	Principal Products and Services	Customers
BETA	Back office data processing services	Brokers, dealers
AutEx	Electronic database and real-time network for trade order indications and trade executions
PORTIA Oneva	Portfolio management systems and order management systems	Operations managers, IT managers

  Corporate

        Our corporate group provides information solutions primarily to investor relations professionals and financial executives. We provide online access to financial information such as broker research, ownership and peer analysis, news, stock quotes, institutional profiles and contact data. The following table provides information on our major corporate brands.

Major Brands	Principal Products and Services	Customers
IR Channel First Call Wire Outbound Thomson ONE Corporate	Web-based software applications providing corporate news and information, stock surveillance services and outbound communications services	Investor relations professionals, financial executives, asset managers
Capital Markets Intelligence	Market intelligence and analytical services for market valuation analysis

        We also provide services for the dissemination of corporate news releases. Through Outbound, we offer a comprehensive offering for the investor relations professional. This builds upon our alliance with PR Newswire that allows us to distribute their news releases and corporate webcasts over First Call and Thomson ONE products.

  Other

        We acquired TradeWeb in 2004. TradeWeb is an electronic marketplace for a variety of fixed income securities, including U.S. federal government, foreign government, corporate bonds and commercial paper. TradeWeb's customers include major banks and broker/dealers.

        In 2004, we also acquired Starquote. Starquote is a leading provider of real-time financial information in the Canadian financial market. Starquote provides a full overview of the North American financial markets with news, information and real-time quotes on a single screen.

        In 2001, we formed Omgeo, a partnership with The Depository Trust & Clearing Corporation, to meet the expanding information and processing needs of our customers in the financial services industry resulting from a proposal to move from a three day (T+3) to a one day global settlement cycle (T+1). While the T+1 initiative has not yet been implemented, Omgeo is able to provide clients with a managed transition to a new and more efficient way of processing trades for straight-through processing and increasing trade settlement capabilities.

  Technology

        Thomson Financial maintains global data collection and management systems that have enabled us to assemble and manage one of the largest and broadest database collections of financial information in the world. We also maintain powerful delivery platforms that enable us to provide real-time market data through our Thomson ONE suite of products quickly and reliably to our customers. In addition, we have delivery architectures that allow us to offer modular web-based services that can be bundled together to integrate a number of our products and services into a single product offering. Our systems allow us to combine these technologies with our other web-based products and services, which gives us an advantage over our major competitors. We also maintain private networks, or extranets, which enable us to provide innovative community solutions such as our AutEx service, which connects a large number of firms to a network and permits the online exchange of real-time trade order indications and executions.

  Competition

        Thomson Financial's two major competitors are Bloomberg and Reuters. Bloomberg and Reuters compete in all of our market segments. Bloomberg is a principal competitor in fixed income and equities, while Reuters is a principal competitor in institutional equities and investment banking.

        Thomson Financial also competes in the investment management and banking and brokerage markets with competitors such as FactSet Research Systems, Multex.com (a Reuters business), Advent Software and SunGard Data Systems, each of which focuses primarily on specific product and service areas within the various market segments.

Thomson Scientific & Healthcare

        Thomson Scientific & Healthcare is a leading provider of information and services to researchers, physicians and other professionals in the healthcare, academic, scientific, corporate and government marketplaces. We derive most of our scientific and healthcare information from public sources, academic, scientific, technical and medical journals, pharmaceutical companies, healthcare industry transaction databases, and practicing professionals. We supplement the collected information, in many cases, with proprietary analysis prepared by our staff of expert editors. The value of that information is further enhanced by ranking, organizing, summarizing and continuously updating it to make it more accessible and of greater utility to our customers. Our databases and websites are also viewed as important distribution channels by authors and publishers of journals.

  •
  Our scientific solutions assist scientists and other research-oriented professionals in all stages of the research and development cycle from scientific discovery to product release.

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  Our healthcare solutions provide critical drug and clinical information and medical education to physicians and other healthcare professionals enabling them to improve the quality of care their patients receive. We also provide integrated decision support solutions that enable healthcare managers and practitioners to more effectively manage the cost and quality of healthcare.

2004 Product/Services Revenues

        In 2003, Thomson Scientific & Healthcare derived 42% of its revenues from its scientific businesses and 58% from its healthcare businesses.

        The following table provides additional information regarding Thomson Scientific & Healthcare's revenues in 2004 and 2003.

% of Total Revenues	2004	2003
Electronic products, software and services	81%	79%
From North America	77%	78%
Recurring/subscription-based	54%	53%

Markets

Scientific

        Scientific information markets can be divided into the primary publishing and secondary publishing segments.

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  Primary publishers principally publish original articles of scientific findings, in print or electronic formats.

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  Secondary publishers enhance the value of primary publication information by abstracting, indexing and ranking the information so that it is more accessible to their customers.

        We operate primarily in the secondary publishing market because we believe this market presents a greater opportunity for growth. We believe that demand for scientific information will continue to grow because our customers consider scientific research and development funding to be necessary, not discretionary, expenditures.

Healthcare

        The global healthcare information market is a very broad market. While we participate in various market segments, we are focused on the clinical and drug information, medical education, and healthcare cost and quality management information segments because we believe these areas offer stronger growth prospects than other segments. Within the healthcare information market, there is a continuing trend towards delivering clinical and drug information to physicians and other healthcare professionals at the point of care. The demand for point of care information and cost and quality management solutions is driven by a combination of consumer demand for quality healthcare, cost pressures and heightened awareness of medical errors. Medical education is a significant element of drug introductions because physicians must be made aware of the existence of a new drug and its benefits and risks before they will consider it as a treatment option for their patients. Historically, medical education has been provided in person through meetings and seminars. However, medical education products are increasingly being provided through the Internet to communicate new clinical information on a more global scale.

Operations

Scientific

        Our scientific business provides integrated information solutions that enable access to, and management of, the highest quality and most relevant published materials for researchers, information specialists and administrators in diverse fields. We also provide complementary products and services, such as bibliographic software programs, content hosting of well-established databases in the industry, and document delivery services for full-text journal articles and patents, the main publishing channels for scientific discovery. We customize our products for particular industries or other customer groups and make them available in one easily accessible, searchable database through the Internet and other electronic formats. Our objective is to be the primary resource for scientific information in the research and development process. The following table provides information about our major scientific brands.

Major Brands	Principal Products and Services	Customers
Web of Knowledge	Comprehensive and integrated platform that includes the ISI Web of Science as well as third-party hosted content, editorially selected websites, and tools to access, analyze and manage research information	Corporations in the pharmaceutical, biotechnology, chemical and engineering industries, government agencies, research libraries, universities and colleges
ISI Web of Science	Comprehensive database for research scientists and scholars providing a source for journal article cited references and access to abstracted and indexed journals
Thomson Pharma
Integrated web platform for the pharmaceutical and biotechnology industries that delivers scientific literature, patents, commercial and regulatory information, company news communications, professional meeting reports and other relevant content
Delphion
Integrated platform solution, which enables technical professionals to search patents, leverage unique productivity tools to analyze and track market developments and competitive activities, and view, download, and print high-quality patent images
Derwent World Patents Index	Indexed and abstracted patent database

        Within our academic division, the Web of Knowledge integrated platform offers a single point of entry for scholarly researchers. This electronic service extends our users' access to research information by offering an integrated collection of databases covering over 20,000 evaluated peer-reviewed professional journals, leading scientific and patent information databases, journal citation reports, meetings and conference proceedings, and evaluated scientific websites. Our advanced interface enables our customers to search a single database or multiple databases concurrently and links customers to full-text journal articles provided by publishers while also allowing for the seamless return to our service upon command. The bibliographic references in our database currently cover the period from 1900 to the present. Biological Abstracts (BIOSIS), which we acquired in January 2004, enhances our coverage of the life science disciplines and the multidisciplinary ISI Web of Science citation product is used in many of the leading academic institutions and research libraries around the world.

        Our corporate divisions develop customized information and workflow solutions that can be seamlessly integrated into our customer's daily workflow. Each solution assembles sophisticated software tools with relevant patent data, our comprehensive coverage of world journal literature, and other must-have content extracted from our extensive product portfolio. Through the Derwent World Patents Index, we are one of the world's leading providers of indexed patent information and patent abstracts. We assess, classify, summarize and index over 39,000 patent documents weekly from 37 international patent-issuing authorities and our databases cover the period from 1963 to the present. Our Delphion Research Site is an integrated solution that enables research and analysis of patents and related intellectual property information. Delphion allows technical professionals to search over 41 million patents from over 60 countries, leverage unique productivity tools to analyze and track market developments and competitive activities, and view, download and print high-quality patent images.

        In December 2004, we introduced Thomson Pharma, a solution that provides extensive drug-specific information throughout their product lifecycles. Thomson Pharma integrates content from many of our key products with information from other businesses across Thomson. Enhanced further through powerful search tools, Thomson Pharma enables our customers in the fields of biology, chemistry, licensing, business development and competitive intelligence to retrieve critical information needed to make informed decisions. IDdb (Investigational Drugs Database), a key foundational component of Thomson Pharma, supplies information about the R&D portfolios of more than 11,000 entities involved in drug development, information about therapeutic patents, including links to the full text of the original patent, the pipeline status of over 21,000 investigational drugs, searchable chemical structures, meeting reports, and over 490,000 bibliographic references.

        Our information products and solutions can be used to monitor competitors, develop research and business strategies, and protect patent portfolios. Many of the world's leading pharmaceutical, petro-chemical, automotive, semiconductor and telecommunications companies use these products and services.

        Our acquisition of Information Holdings Inc. (IHI) in November 2004 broadens our full text patent offerings, adds critical regulatory-related content and enhances the functionality of our workflow solutions. Key products added to our portfolio through this acquisition include:

  •
  MicroPatent — provides patent and trademark information, and analytical tools to global scientific, corporate and legal professionals.

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  IDRAC — database service that provides information and rules and regulations for registering new drugs in 40 jurisdictions around the world.

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  Master Data Center — provides software and services that enable companies to better manage their intellectual property portfolios.

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  Liquent — provides software solutions that allow users throughout the pharmaceutical and biotechnology industries to collaborate in authoring, compilation, distribution, publishing and re-use of the information required for regulatory submissions.

Healthcare

        Our healthcare business provides integrated information solutions, often at the point of care, to physicians, pharmacists, nurses and other health professionals. Our drug, clinical point of care solutions, and patient education resources enable clinicians to efficiently access the reference resources they need to make decisions during treatment and provides patients with pertinent information regarding their condition. The following table provides information about our major healthcare brands.

Major Brands	Key Products and Services	Customers
Micromedex	Comprehensive database of drugs, disease information, medical emergency and poison control procedures, patient education and other relevant clinical, toxicological and environmental health and safety information.	Physicians, health professionals, pharmaceutical companies, hospitals, poison control centers, corporations, government agencies, insurance companies
PDR (Physicians' Desk Reference)	Database of approved drug monographs, delivered in print and electronic format
Medstat (Advantage Suite)	Decision support product designed for managing healthcare costs and quality
American Health Consultants	Healthcare newsletter publisher and provider of continuing medical education
Physicians World Gardiner-Caldwell	Providers of medical education focused on solutions to clinical issues encountered by physicians

        Our Micromedex healthcare products represent a comprehensive database of drug information, evidence-based acute and chronic disease information, poison and biohazard information, clinical practice guidelines and procedures, and patient education information, most of which has been compiled over more than 25 years. The database has been developed from scientific and clinical literature by expert editors and from approved drug-labeling information and was utilized by more than 7,000 facilities in over 70 countries during 2004. In the United States, our Emergency Medicine database is used in over 2,000 hospital emergency rooms, the CareNotes patient education resource is used in over 2,000 hospitals, and our poison control reference product is used in all 61 poison control centers in the United States.

        The PDR (Physicians' Desk Reference) product is a drug database created in large part from Food and Drug Administration approved drug-labeling information and is distributed in a print directory format, on handheld electronic devices and through the Internet. Pharmaceutical companies provide us with the drug-labeling information and list their products in the directory. Pharmaceutical companies also sponsor the annual delivery of the PDR to approximately 480,000 practicing physicians in the United States and we sell approximately 300,000 additional copies of the directory to other healthcare professionals and consumers. Over 180,000 physicians access the PDR over the Internet and the handheld wireless version of the PDR is currently used by approximately 35,000 physicians.

        Through Medstat, we provide decision support systems, market intelligence, benchmark databases and research for managing the purchase, administration and delivery of health services and benefits. We also develop and provide products and methodologies for organizing and understanding the data. Our decision support solutions and research provide a vast collection of healthcare information for corporate and governmental healthcare purchasers, the managed care and health insurance industry, hospitals and integrated delivery networks, the pharmaceutical industry and the health services research community. This information helps these customers better manage the cost, quality and strategic positioning of health services and benefits.

        Primarily through our Physicians World and Gardiner-Caldwell businesses, we provide medical education for physicians, pharmacists and other healthcare professionals. These educational programs may be developed independently as certified continuing medical education activities (CME) funded by unrestricted grants from pharmaceutical companies or as regulated medical education programs supported by fees charged to pharmaceutical companies. Most physicians in the United States are required to complete a minimum number of continuing medical education hours annually. Similar CME requirements are being introduced for physicians and other healthcare practitioners in other countries. Pharmaceutical companies fund medical education to increase physician awareness of medical conditions, new clinical research, the latest medical information, new drugs, and treatment options. We are increasingly providing our medical education products through the Internet.

Technology

        Technology is an increasingly important element of the products and services of our scientific and healthcare group. We are focused on continuously improving our content management and delivery technologies so that we have the ability to provide our products in the media best suited to our customers. This includes delivery over dedicated networks, the Internet and handheld wireless devices. Each of our scientific and healthcare businesses deploys a common flexible content management system that improves our ability to customize and combine our products and simplifies the new product development process. These content management systems provide efficiencies in the information collection and editorial process as we are able to automatically update our databases concurrently.

        Our scientific business is committed to expanding the functionality of our Web of Knowledge, Thomson Pharma, and patent information solutions platforms by introducing new features and applications. In our healthcare business, we are moving our drug and clinical information products to platforms that can be delivered to handheld and other wireless devices as we anticipate these information delivery technologies will become an increasingly important element of our point of care information solutions strategy. Furthermore, we are continuously expanding the capabilities of our Advantage Suite decision support platform to address the growing demand for healthcare cost and quality healthcare solutions.

Competition

Scientific

        Our principal competitors in the scientific information market include Reed Elsevier (Science), Wolters Kluwer, CSA (formerly Cambridge Scientific Abstracts), Questel/Orbit and Information Handling Services.

Healthcare

        Our principal competitors in the clinical and drug information market are Reed Elsevier (Science), Wolters Kluwer, First DataBank (a subsidiary of The Hearst Corporation), UpToDate and ePocrates. The remainder of our competition is from small specialized, providers of drug or clinical information.

        The medical education market is served by a large number of participants including Boron, LePore (BLP Group), a division of Cardinal Health Inc., Excerpta Medica, a division of Reed Elsevier, and Phase Five Communications, a division of Grey Healthcare.

        Our competitors within the healthcare cost and quality management information markets include Ingenix, a division of UnitedHealth Group, Inc, Solucient, McKesson Health Solutions and WebMD.

Corporate and Other

        In 2004, we sold Thomson Media for gross proceeds of $350 million to Investcorp. Thomson Media had previously been managed under the category "corporate and other." Thomson Media was a business unit established in 2001 to manage the print-based businesses that we previously maintained in our financial group. These included the American Banker and Bond Buyer publications.

Sales and Marketing

        We primarily sell directly to our customers. In the United States, some of our businesses have regional sales representatives in addition to a team of account managers and sales representatives who work out of our offices to ensure that our existing customers' needs are met. Outside of the United States, some of our businesses have regional sales forces that focus on marketing and selling our products to customers located in a particular country or area. We sometimes supplement our regional sales and account management presence with a telemarketing group to assist in meeting our customers' informational requirements. Some of our learning products are also resold through arrangements with a number of distributors.

        In addition, we have been successful in selling some of our products and services over the Internet. Focusing some of our marketing and sales efforts on Internet sales has allowed us to broaden our range of customers and reduce sales and marketing costs. A number of our businesses also use the Internet to provide product support to our existing customers.

Seasonality

        We typically derive a much greater portion of our operating profit and operating cash flow in the second half of the year as customer buying patterns are concentrated in the second half of the year, particularly in the learning and regulatory markets. Costs are incurred more evenly throughout the year. As a result, our operating margins generally increase as the year progresses, though the seasonality of our overall results between the first and second halves has been reducing over the past several years. For these reasons, it may not be possible to compare the performance of our businesses quarter to consecutive quarter, and our quarterly results should be considered on the basis of results for the whole year or by comparing results in a quarter with the results in the same quarter of the previous year. While we report results quarterly, we view and manage our business from a longer-term perspective.

Intellectual Property

        Many of our products and services are comprised of information delivered through a variety of media, including the Internet, software-based applications, books, journals, CDs and dedicated transmission lines. Our principal intellectual property assets include our patents, trademarks, databases, copyrights in our content and other rights in our tradenames. We believe that our intellectual property is sufficient to permit us to carry on our business as presently conducted. We also rely on confidentiality agreements to protect our rights. In addition, we obtain significant content and data through third-party licensing arrangements with content providers. We have also registered a number of website domain names in connection with our publishing and Internet operations.

Research and Development

        Innovation is essential to the success of our company and is one of the primary bases of competition in our markets. Our businesses are continuously engaged in research to develop new products and services, to improve and enhance the effectiveness and ease of existing products and services, and to develop new applications for existing products and services.

Environmental Matters

        We believe that our operations are in material compliance with applicable environmental laws, as well as laws and regulations relating to worker health and safety. Compliance with these laws and regulations has not had, and is not expected to have, a material effect on our capital expenditures, earnings or competitive position.

Foreign and Domestic Operations

        Financial information with respect to our revenues by geographic segment is available in Note 25 to our annual consolidated financial statements for the year ended December 31, 2004.

Properties and Facilities

        The following table includes summary information with respect to facilities that are material to our overall operations as of December 31, 2004.

Facility	Sq. Footage	Owned/Leased	Principal Services
Stamford, Connecticut (1)	137,300	Leased	Principal Corporate, Thomson Learning and Thomson Scientific & Healthcare operating headquarters
Boston, Massachusetts (2)	459,500	Leased	Thomson Financial offices
New York, New York	295,000	Leased	Thomson Financial operating headquarters
Independence, Kentucky	835,000	Leased	Thomson Learning distribution facility
Eagan, Minnesota	2,518,000	Owned	Thomson Legal & Regulatory operating headquarters and West operating facilities

(1)
Consists of two addresses.
(2)
Consists of three addresses.

        We own and lease office space and other facilities around the world to support our businesses. We believe that our properties are in good condition and are adequate and suitable for our present purposes.

Employees

        As of December 31, 2004, our ongoing businesses had approximately 40,000 employees in 45 countries. Of that number, approximately 17,250 were employed by our legal and regulatory group, 9,800 by our learning group, 8,200 by our financial group and 4,300 by our scientific and healthcare group. The remaining employees were employed within our corporate center. We believe that our employee relations are good. We have adopted a Code of Business Conduct and Ethics (available on www.thomson.com) that applies to all of our employees.

Risk Factors

        The risk factors below are associated with our company. The risks and uncertainties below are not the only ones we face but represent some of the risks that our management believes are material. If any of the events or developments discussed below actually occur, our business, financial condition or results of operations could be adversely affected.

We operate in highly competitive markets, which may adversely affect our market share and our financial results.

        We operate in highly competitive markets with significant established competitors, such as Pearson, Reed Elsevier, Wolters Kluwer, Reuters Group, Bloomberg and The McGraw-Hill Companies, that have substantial financial resources, recognized brands, technological expertise and market experience. Our competitors are continuously enhancing their products and services, developing new products and services and investing in technology to better serve the needs of their existing customers and attract new customers. Some of our competitors are acquiring additional businesses in key sectors that will allow them to offer a broader array of products and services. Certain of our traditional competitors are trying to follow our solutions strategy and narrow our lead in many areas of technology. We may also face competition from businesses that have not traditionally participated in our markets, such as Internet service companies and web portals, that could pose a threat to some of our businesses by providing more in-depth offerings, adapting their products and services to meet the demands of our customers or combining with one of our traditional competitors to enhance its products and services. In response, we are continuing to move forward aggressively in segmenting our markets and developing our solutions tailored to customers' workflows. Competition may require us to reduce the price of our products and services or make additional capital investments that would adversely affect our profit margins. If we are unable or unwilling to do so, we may lose market share and our financial results may be adversely affected.

Our significant investments in technology may not increase our revenues or decrease our operating costs, which may adversely affect our financial results.

        Over the past several years, we have made significant investments in technology, including spending on computer hardware, software, electronic systems, telecommunications infrastructure and digitization of content. For example, in 2004, our total capital expenditures were $619 million, of which approximately 69% was for technology-related investments. We expect our investment in technology to continue at significant levels. We cannot assure you that as a result of these significant investments in technology, we will be able to increase our revenues or decrease our operating costs and this may adversely affect our financial results.

If we are unable to fully derive the anticipated benefits from our acquisitions, our financial results may be adversely affected.

        A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase our size, expand our geographic scope and otherwise offer growth opportunities to us. During the past several years, we have completed a number of acquisitions and we may acquire other businesses in order to enhance our ability to serve existing markets or enter new markets. During 2003 and 2004, we completed 84 acquisitions for an aggregate cost of approximately $1.7 billion. In the future, we may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to us. In addition, competition for acquisitions in the industries in which we operate is escalating, which could potentially increase costs of acquisitions or cause us to refrain from making certain acquisitions. Achieving the expected returns and synergies from our past and future acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our market groups in an efficient and effective manner. We cannot assure you that we will be able to do so or that acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower and our operational costs may be higher.

If we are unable to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets, our ability to generate additional revenues may be adversely affected.

        Our growth strategy involves developing additional products and services to meet our customers' needs for integrated information solutions. In addition, we plan to grow by attracting new customers and expanding into new geographic markets. In 2004, for example, we introduced Thomson Pharma, a solution that provides extensive drug-specific information throughout their product lifecycles. It may take a significant amount of time and expense to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets. If we are unable to do so, our ability to generate additional revenues may be adversely affected.

Our businesses rely heavily on electronic delivery systems and the Internet and any failures or disruptions may adversely affect our ability to serve our customers.

        We depend heavily on the capacity, reliability and security of our electronic delivery systems and the Internet. Heavy use of our electronic delivery systems and other factors such as loss of service from third parties, operational failures, sabotage, break-ins and similar disruptions from unauthorized tampering or hacking, human error, national disasters, power loss and computer viruses could cause our systems to operate slowly or interrupt their availability for periods of time. Our ability to effectively use the Internet may be impaired due to infrastructure failures, service outages at third-party Internet providers or increased government regulation. If disruptions, failures or slowdowns of our electronic delivery systems or the Internet occur, our ability to distribute our products and services effectively and to serve our customers may be adversely affected.

Expansion of our operations outside North America involves special challenges that we may not be able to meet and that may adversely affect our ability to grow.

        While our primary markets are in North America, we operate globally and have targeted certain markets outside North America for continued growth. In particular, we are focusing on opportunities in Europe, Latin America and Asia-Pacific for expansion. In 2004, 82% of our revenues were from North America, 13% were from Europe, 4% were from Asia-Pacific and 1% were from other countries. There are certain risks inherent in doing business in some jurisdictions outside North America, including the following:

  •
  difficulties in penetrating new markets due to established and entrenched competitors;

  •
  difficulties in developing products and services that are tailored to the needs of local customers;

  •
  lack of local acceptance or knowledge of our products and services;

  •
  lack of recognition of our brands;

  •
  unavailability of joint venture partners or local companies for acquisition;

  •
  instability of international economies and governments;

  •
  changes in laws and policies affecting trade and investment in other jurisdictions;

  •
  exposure to varying legal standards, including intellectual property protection laws, in other jurisdictions; and

  •
  foreign currency exchange rates and exchange controls.

        These risks could affect our ability to expand successfully outside North America, which may adversely affect our ability to grow.

If we do not continue to recruit and retain high quality management and key employees, we may not be able to execute our strategy.

        The implementation and execution of our strategy depends on our ability to continue to recruit and retain high quality management and other employees across all of our businesses. We compete with many businesses that are seeking skilled individuals, including those with advanced technological abilities. We cannot assure you that we will be able to continue to identify or be successful in recruiting or retaining the appropriate qualified personnel for our businesses and this may adversely affect our ability to execute our strategy.

Consolidation of our customers may adversely affect our financial results.

        Mergers among our customers in some of our key markets have occurred or are occurring, including among financial services companies, legal and accounting firms and scientific and healthcare research institutions. Consolidation may create larger customers with more bargaining power, which may adversely impact the prices we can charge for our products and services. In some instances following a consolidation, divisions and employees are eliminated. This may result in lower demand for our products and services. Lower demand and lower prices for our products and services may adversely affect our financial results.

Our customers may become more self-sufficient, which may reduce demand for our products and services and adversely affect our financial results.

        Our customers may decide to independently develop certain products and services that they currently obtain from us. For example, some of the customers of Thomson Financial have established a consortium to aggregate and disseminate their research reports to their institutional clients. Customers of our corporate e-learning business may develop and implement their own corporate e-learning programs. To the extent that our customers become more self-sufficient, demand for our products and services may be reduced which may adversely affect our financial results.

Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services and adversely affect our financial results.

        In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and we expect this trend to continue. For example, governmental agencies have increased the amount of information they make publicly available for free. Public sources of free or relatively inexpensive information may reduce demand for our products and services. To the extent that our customers choose to use these public sources directly for their information needs, our financial results may be adversely affected.

We may not be willing or able to maintain the availability of information obtained through licensing arrangements or the terms of our licensing arrangements may change, which may reduce our profit margins or our market share.

        We obtain significant information through licensing arrangements with content providers. For example, we do not have a proprietary news source and we license all of our news content from various sources. Some content providers may seek to increase licensing fees for providing their proprietary content to us. If we are unable to renegotiate acceptable licensing arrangements with these content providers or find alternative sources of equivalent content, we may be required to reduce our profit margins or experience a reduction in our market share.

Parts of our businesses are affected by changes in the general economy, which may adversely affect our financial results.

        The performance of parts of our businesses is dependent on the financial health and strength of our customers, which is in turn dependent on the general economies in our major markets, North America and Europe. For example, customers of our financial group, our corporate e-learning business in our learning group and our trademark search business in our legal and regulatory group are particularly affected by fluctuations in the economy. The recent downturn in the economy led to cost-cutting measures by some of these customers. As a result, purchases of some of our products and services were reduced. Cost-cutting by our customers in response to a weak economic climate may adversely affect our financial results.

We are controlled by Woodbridge, which is in a position to affect our governance and operations.

        Our principal shareholder, Woodbridge, beneficially owned, directly or indirectly, approximately 64% of our common shares as of February 22, 2005. Woodbridge is a private holding company that is the primary investment vehicle for Kenneth R. Thomson and other members of his family. Mr. Thomson, a director of our company, controls Woodbridge and other companies that beneficially owned 69% of our outstanding common shares as of February 22, 2005. For as long as Woodbridge has a controlling interest in us, it will generally be able to approve any matter submitted to a vote of shareholders without the consent of our other shareholders, including, among other things, the election of our board of directors and the amendment of our articles of incorporation and by-laws. In addition, Woodbridge is able to exercise a controlling influence over our business and affairs, the selection of our senior management, the acquisition or disposition of assets by us, our access to capital markets, the payment of dividends and any change of control of us, such as a merger or takeover. The effects of this control may be to limit the price that investors are willing to pay for our common shares. In addition, we cannot assure you that Woodbridge will not sell any of our common shares it owns in the future. A sale of our common shares by Woodbridge or the perception of the market that a sale may occur may adversely affect the market price of our common shares.

Our intellectual property rights may not be adequately protected, which may adversely affect our financial results.

        Many of our products and services are comprised of information delivered through a variety of media, including the Internet, software-based applications, books, journals, CDs and dedicated transmission lines. We rely on agreements with our customers and patent, trademark, copyright and other intellectual property laws to establish and protect our proprietary rights in our products and services. Third parties may be able to copy, infringe or otherwise profit from our proprietary rights without our authorization. The lack of specific legislation relating to the protection of intellectual property rights for content delivered through the Internet or other electronic formats creates an additional challenge for us in protecting our proprietary rights in content delivered through these media.

We also conduct business in some countries where the extent of effective legal protection for intellectual property rights is uncertain. We cannot assure you that we have adequate protection of our intellectual property rights. If we are not able to protect our intellectual property rights, our financial results may be adversely affected.

Our effective income tax rate may increase significantly, which would have a negative effect on our earnings and our available cash.

        We have benefited from a low effective income tax rate in recent years. In 2004, our income tax expense represented 23.6% of our earnings from continuing operations before income taxes and our proportionate shares of losses on investments accounted for using the equity method of accounting, compared to the statutory corporate income tax rates in Canada of 36.0% and 36.6% in 2004 and 2003, respectively. Our effective income tax rate in 2004 was lower than the Canadian corporate income tax rate due principally to the lower tax rates and differing tax rules applicable to certain of our operating and financing subsidiaries outside Canada. Specifically, while we generate revenues in numerous jurisdictions, the tax provision on earnings is computed after taking account of intercompany interest and other charges among subsidiaries resulting from their capital structure and relating to the jurisdictions in which operations, technology and content assets are owned. For these reasons, our effective tax rate differs substantially from the Canadian tax rate. In 2005, our businesses expect to continue with initiatives to consolidate the ownership of their technology platforms and content and we expect that a proportion of our profits will continue to be taxed at lower rates than the Canadian statutory tax rate. Therefore, we expect our effective tax rate in 2005 to approximate the 2004 rate of 23.6%.

        Our effective tax rate and our cash tax cost depend on the laws of numerous countries and the provisions of multiple income tax conventions between various countries in which we operate. Our ability to maintain our effective rate at levels similar to those in 2004 will be dependent upon such laws and conventions remaining unchanged as well as the geographic mix of our profits. An increase in our effective tax rate could arise as a result of increases in the proportion of our earnings being generated in countries that have higher tax rates than our current effective tax rate, including the United States, the effect of changes in tax legislation and changes in tax treaties that may increase the amount of tax payable by some of our subsidiaries. An increase in our effective income tax rate would have an adverse effect on our earnings and on the amount of cash we have available.

        We maintain a liability for contingencies associated with known issues under discussion with tax authorities and transactions yet to be settled and we regularly assess the adequacy of this liability. We record liabilities for known tax contingencies when, in the judgment of management, it is probable that a liability has been incurred. We reverse contingencies to income in the period when management assesses that they are no longer required or, when they become no longer required as a result of statute or resolution through the normal tax audit process. Our contingency reserves principally comprise possible issues for the years 2001 to 2004. It is anticipated that these reserves will either result in a cash payment or be reversed to income between 2005 and 2009. In particular, the outcome of audits currently underway may result in the release of a significant part of such reserves in 2005, in which case our 2005 effective tax rate would be less than our 2004 effective tax rate.

        In the normal course of business, we enter into numerous intercompany transactions related to the sharing of data and technology. The tax rules governing such transactions are complex and depend on numerous assumptions. At this time, we believe that is not probable that any such transactions will result in additional tax liabilities, and therefore we have not established contingencies related to these items. However, because of the volume and complexity of such transactions, it is possible that at some future date, an additional liability could result from audits by the relevant taxing authorities.

        Additionally, we utilize tax loss carryforwards to reduce our effective income tax rate. However, most of our remaining tax loss carryforwards are in Canada where our ability to use them in the future will likely be limited because our taxable earnings in Canada are likely to be insufficient to absorb the losses. In 2004, we sold certain of these tax losses to an affiliate of Woodbridge. This sale is discussed in our management's discussion and analysis for the year ended December 31, 2004.

We have significant goodwill and identifiable intangible assets recorded on our balance sheet that may be subject to impairment losses that would reduce our reported assets and earnings.

        Identifiable intangible assets and goodwill, arising from acquired businesses, comprise a substantial portion of our total assets. At December 31, 2004, our total assets were approximately $19.6 billion, of which approximately $9.1 billion, or 46%, was goodwill and approximately $4.7 billion, or 24%, was identifiable intangible assets. Economic, legal, regulatory, competitive, contractual and other factors may affect the value of goodwill and identifiable intangible assets. If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge, which would reduce our reported assets and earnings in the year the impairment charge is recognized.

5.     DIVIDENDS

  Policy

        We presently pay quarterly dividends on our common shares and intend to continue to do so. Our policy is to pay dividends at a rate that takes into account all factors that our board of directors considers relevant, including our earnings, available free cash flow, financial condition and capital requirements. Our board currently reviews our company's dividend policy annually in the second quarter. The declaration of dividends by our board of directors and the amount of those dividends may be adjusted or eliminated at the discretion of our board of directors.

  Dividend Reinvestment Plan

        Under our dividend reinvestment plan, our common shareholders may elect to have their dividends reinvested in additional common shares that are newly issued rather than purchased in the market. The price per common share is calculated by reference to the weighted average price of our common shares on the Toronto Stock Exchange during the five trading days immediately preceding the record date for each dividend payment. No brokerage commissions are payable in connection with the purchase of common shares under our dividend reinvestment plan and we bear all administrative costs. The plan is currently available to our registered common shareholders who are resident in Canada, the United States and the United Kingdom.

  Common Share Dividends

        The table below sets forth the dividends declared on our common shares in 2002, 2003 and 2004. We pay dividends on our common shares in U.S. dollars, but our common shareholders have the option to receive dividends in equivalent Canadian dollars or British pounds sterling.

Quarter	Dividend Amount Per Share
2002
First	$0.175
Second	$0.175
Third	$0.175
Fourth	$0.180
2003
First	$0.180
Special(1)	$0.428
Second	$0.180
Third	$0.180
Fourth	$0.185
2004
First	$0.185
Second	$0.190
Third	$0.190
Fourth	$0.190

(1)
Represents a special dividend in connection with the closing of the sale of our 20% interest in Bell Globemedia to a company owned by the Thomson family for $279 million.

  Preference Share Dividends

        We pay dividends on our Series II preference shares quarterly at an annual rate of 70% of the Canadian bank prime rate applied to the stated capital of such shares. The table below sets forth the dividends declared on our Series II preference shares in 2002, 2003 and 2004.

Quarter	Dividend Amount Per Share
2002
First	C$	0.163973
Second	C$	0.173648
Third	C$	0.196288
Fourth	C$	0.198493
2003
First	C$	0.195904
Second	C$	0.215969
Third	C$	0.209962
Fourth	C$	0.198493
2004
First	C$	0.185792
Second	C$	0.164906
Third	C$	0.165839
Fourth	C$	0.184314

        In April 2003, we redeemed all 18,000,000 of our outstanding Series V preference shares. Prior to redemption, we paid dividends on these shares monthly at a rate that floated in relation to changes in both the Canadian bank prime rate and the calculated trading price of these shares. The table below sets forth the dividends declared on our Series V preference shares in 2002 and 2003.

Month	Dividend Amount Per Share
2002
January	C$	0.064520
February	C$	0.065630
March	C$	0.068750
April	C$	0.074130
May	C$	0.080000
June	C$	0.087850
July	C$	0.091060
August	C$	0.093750
September	C$	0.093750
October	C$	0.093750
November	C$	0.093750
December	C$	0.093750
2003
January	C$	0.093750
February	C$	0.093750
March	C$	0.095330
April(1)	C$	0.040750

(1)
Represented accrued dividends through the day prior to the redemption date.

6.     DESCRIPTION OF CAPITAL STRUCTURE

Capital Structure

        Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series of which 6,000,000 shares consist of a series designated as Cumulative Redeemable Floating Rate Preference Shares, Series II. At December 31, 2004, there were 655,131,827 common shares and 6,000,000 Series II preference shares outstanding. In April 2003, we redeemed all 18,000,000 of our Cumulative Redeemable Preference Shares, Series V.

Common Shares

        Each common share entitles its holder to one vote at meetings of our shareholders and to receive dividends when declared by our board of directors. All dividends that our board of directors declares will be paid equally on all common shares, subject to the rights of holders of the preference shares. Holders of common shares will participate equally in any distribution of our assets upon our liquidation, dissolution or winding-up, subject to the rights of the holders of the preference shares. There are no preemptive, redemption, purchase or conversion rights attaching to the common shares.

Preference Shares

        Our preference shares may be issued in one or more series as determined by our board of directors. Our board of directors is authorized to fix the number, the consideration per share and the rights and restrictions of the preference shares of each series. The preference shares of each series are to rank on a parity with the preference shares of each other series with respect to the payment of dividends and the return of capital on our liquidation, dissolution or winding-up. The preference shares are entitled to preference over the common shares and any other shares ranking junior to the preference shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the preference shares as a class may not be amended without approval of at least two-thirds of the votes cast at a meeting of the holders of preference shares. The holders of preference shares are not entitled to any voting rights except as provided by our board of directors when authorizing a series or as provided by law.

        The Series II preference shares are non-voting and are redeemable at our option for C$25.00 per share, together with accrued dividends. Dividends are payable quarterly at an annual rate of 70% of the Canadian bank prime rate applied to the stated capital of such shares.

Ownership Restrictions

        There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of common shares, other than withholding tax requirements.

        There is no limitation imposed by Canadian law or by our articles of incorporation or other charter documents on the right of a non-resident to hold or vote our common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business.

Ratings

        The following table sets forth the ratings that our company has received from rating agencies in respect of our outstanding securities.

	Moody's	Standard & Poor's	Dominion Bond Rating Service
Long-term debt	A3	A-	A (low)
Commercial paper	—	—	R-1 (low)
Trend/Outlook	Stable	Stable	Stable

        Credit ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities and are indicators of the likelihood of payment and of the capacity and willingness of a company to meet its financial commitment on an obligation in accordance with the terms of the obligation. A description of the rating categories of each of the rating agencies in the table above is set out below.

        Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. Credit ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. We cannot assure you that a rating will remain in effect for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency in the future.

Moody's Investor Services (Moody's)

        Moody's long-term credit ratings are on a rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. Moody's A3 rating assigned to our long-term debt instruments is the third highest rating of nine rating categories. Obligations rated "A" are considered upper-medium grade and are subject to low credit risk. Moody's appends numerical modifiers from 1 to 3 to its long-term debt ratings, which indicates where the obligation ranks in its ranking category, with 1 being the highest. Moody's also assigned a stable outlook to the rating, which is its assessment regarding the likely direction of the rating over the medium-term.

Standard & Poor's (S&P)

        S&P's long-term credit ratings are on a rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. S&P's A- rating assigned to our long-term debt instruments is the third highest rating of 10 major rating categories. An "A" rating indicates that the obligor's capacity to meet its financial commitment is strong, but that the obligation is somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. S&P uses "+" or "-" designations to indicate the relative standing of securities within a particular rating category. S&P also assigned a stable outlook to the rating, which is its assessment regarding the potential direction of the rating over the immediate to long-term.

Dominion Bond Rating Service (DBRS)

        DBRS's short-term ratings are on a scale ranging from R-1 (high) to D, representing the highest to lowest quality. DBRS's R1 (low) rating assigned to our commercial paper/short-term instruments is the third highest of 10 rating categories and indicates satisfactory credit quality. The overall strength and outlook for key liquidity, debt and profitability ratios for entities with this rating is not normally as favorable as with higher rating categories, but these considerations are still respectable. DBRS's long-term credit ratings are on a rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. DBRS's A (low) rating assigned to our long-term debt is the third highest of the 10 rating categories for long-term debt. Debt securities rated "A" are of satisfactory credit quality and protection of interest and principal is considered substantial. A reference to "high" or "low" reflects the relative strength within the rating category. DBRS also assigned a stable outlook to the ratings, which helps give investors an understanding of DBRS's opinion regarding the outlook for the ratings.

7.     MARKET FOR SECURITIES

        Our common shares are listed and traded on the Toronto Stock Exchange and the New York Stock Exchange under the symbol "TOC." Of the two marketplaces, the greatest volume of trading in 2004 occurred on the Toronto Stock Exchange. Our Series II preference shares are also listed on the Toronto Stock Exchange under the symbol "TOC.PR.B".

        The following table sets forth the reported trading prices in Canadian dollars and trading volumes for our common shares on the Toronto Stock Exchange during each month in 2004.

Month	High		Low		Close		Trading Volume
January	C$	47.99	C$	43.81	C$	43.95	10,276,569
February	C$	45.74	C$	39.86	C$	42.67	11,525,415
March	C$	43.96	C$	39.95	C$	40.55	10,519,877
April	C$	44.97	C$	40.50	C$	43.65	9,666,153
May	C$	45.01	C$	43.01	C$	44.67	8,674,668
June	C$	47.40	C$	43.03	C$	44.53	9,604,829
July	C$	45.89	C$	41.94	C$	45.10	6,186,513
August	C$	45.10	C$	42.50	C$	43.43	5,505,762
September	C$	44.69	C$	42.77	C$	43.89	7,002,097
October	C$	45.57	C$	41.09	C$	42.28	10,659,463
November	C$	43.46	C$	40.85	C$	41.16	10,829,471
December	C$	42.50	C$	40.84	C$	42.27	9,151,006

        The following table sets forth the reported trading prices in U.S. dollars and trading volumes for our common shares on the New York Stock Exchange during each month in 2004.

Month	High		Low		Close		Trading Volume
January	US$	37.29	US$	33.08	US$	33.20	977,500
February	US$	34.54	US$	30.05	US$	31.98	1,028,300
March	US$	32.65	US$	29.84	US$	30.86	1,065,300
April	US$	32.86	US$	30.15	US$	31.81	782,300
May	US$	33.08	US$	31.12	US$	32.67	549,700
June	US$	35.12	US$	31.98	US$	33.46	728,900
July	US$	34.69	US$	32.10	US$	34.18	639,000
August	US$	34.25	US$	32.42	US$	32.95	518,800
September	US$	34.92	US$	32.92	US$	34.69	540,300
October	US$	36.13	US$	32.97	US$	34.69	975,100
November	US$	36.40	US$	34.16	US$	34.79	657,700
December	US$	35.57	US$	33.25	US$	35.29	1,097,400

        The following table sets forth the reported trading prices in Canadian dollars and trading volumes for our Series II preference shares on the Toronto Stock Exchange during each month in 2004.

Month	High		Low		Close		Trading Volume
January	C$	25.01	C$	24.67	C$	24.85	50,551
February	C$	25.19	C$	24.81	C$	25.19	76,487
March	C$	25.99	C$	24.75	C$	25.00	57,527
April	C$	25.30	C$	24.65	C$	25.25	22,828
May	C$	25.30	C$	24.55	C$	25.00	34,622
June	C$	25.25	C$	24.75	C$	25.25	545,018
July	C$	25.20	C$	24.58	C$	24.90	62,105
August	C$	25.19	C$	24.70	C$	25.09	366,448
September	C$	25.15	C$	24.63	C$	25.00	193,016
October	C$	25.74	C$	25.00	C$	25.60	26,777
November	C$	25.75	C$	25.06	C$	25.75	42,611
December	C$	26.10	C$	25.10	C$	25.39	345,513

8.     DIRECTORS AND OFFICERS

        The names, municipalities and countries of residence, offices and principal occupations of our directors, executive officers and other officers are shown below. Each director has been a director since the year indicated below and has been elected or appointed to serve until our next annual meeting of shareholders to be held on May 4, 2005. All of our directors are expected to be re-elected at the upcoming shareholders meeting, except for Mr. Fraser, who has decided not to stand for re-election. We have a finance committee, a corporate governance committee, a human resources committee and an audit committee and the members of each committee are shown below. All of our directors, executive officers and other officers have been engaged for more than five years in their present principal occupations or in other capacities within Thomson, except where noted. At March 1, 2005, our directors, executive officers and other officers as a group beneficially owned, directly or indirectly, or exercised control or direction over, approximately 69% of our common shares.

Directors and Officers Name and Municipality of Residence	Office and Principal Occupation	Director Since
David K.R. Thomson(1) Toronto, Ontario, Canada	Chairman of Thomson and Deputy Chairman of The Woodbridge Company Limited (holding company)	1988
W. Geoffrey Beattie(1)(2)(3) Toronto, Ontario, Canada	Deputy Chairman of Thomson and President of The Woodbridge Company Limited (holding company)	1998
Richard J. Harrington Westport, Connecticut, U.S.A.	President and Chief Executive Officer of Thomson	1993
Ron D. Barbaro(2)(4)(5) Toronto, Ontario, Canada	Corporate director	1993
Robert D. Daleo Alpine, New Jersey, U.S.A.	Executive Vice President and Chief Financial Officer of Thomson	2001
Steven A. Denning(3)(6) Greenwich, Connecticut, U.S.A.	Chairman of General Atlantic LLC (private equity firm)	2000
John F. Fraser, O.C.(2)(7) Winnipeg, Manitoba, Canada	Corporate director	1989
V. Maureen Kempston Darkes, O.C.(2)(3)(8) Miami, Florida, U.S.A.	Group Vice President, General Motors Corporation and President of GM Latin America, Africa and Middle East (automobile manufacturer)	1996
Roger L. Martin(4) Toronto, Ontario, Canada	Dean of the Joseph L. Rotman School of Management at the University of Toronto (post secondary education)	1999
Vance K. Opperman(4) Minneapolis, Minnesota, U.S.A.	President and Chief Executive Officer of Key Investment Inc. (holding company)	1996

Directors and Officers Name and Municipality of Residence	Office and Principal Occupation	Director Since
David H. Shaffer(9) New York, New York, U.S.A.	Executive Vice President of Thomson and Chief Executive Officer of Thomson Financial	1998
John M. Thompson(2)(4)(10) Toronto, Ontario, Canada	Chairman of the Board of The Toronto-Dominion Bank (financial institution)	2003
Kenneth R. Thomson Toronto, Ontario, Canada	Chairman of The Woodbridge Company Limited (holding company)	1978
Peter J. Thomson(11) Toronto, Ontario, Canada	Deputy Chairman of The Woodbridge Company Limited (holding company)	1995
Richard M. Thomson, O.C.(3)(4) Toronto, Ontario, Canada	Corporate director	1984
John A. Tory(1)(3) Toronto, Ontario, Canada	President of Thomson Investments Limited (holding company)	1978
Robert C. Cullen(12) Stamford, Connecticut, U.S.A.	Executive Vice President of Thomson and President and Chief Executive Officer of Thomson Scientific & Healthcare	N/A
Brian H. Hall Colorado Springs, Colorado, U.S.A.	Executive Vice President of Thomson and President and Chief Executive Officer of Thomson Legal & Regulatory	N/A
Ronald H. Schlosser(13) Princeton, New Jersey, U.S.A.	Executive Vice President of Thomson and President and Chief Executive Officer of Thomson Learning	N/A
James C. Smith(14) Ridgefield, Connecticut, U.S.A.	Executive Vice President, Human Resources and Administration	N/A
Brian T. Martin(15) Ridgefield, Connecticut, U.S.A.	Senior Vice President, Corporate Affairs	N/A
Stephane Bello(16) Darien, Connecticut, U.S.A.	Senior Vice President and Treasurer	N/A
David J. Hulland Stamford, Connecticut, U.S.A.	Senior Vice President, Finance	N/A
Deirdre Stanley(17) New York, New York, U.S.A.	Senior Vice President and General Counsel	N/A
Frank J. Golden(18) Armonk, New York, U.S.A.	Vice President, Investor Relations	N/A
Janey M. Loyd Ramsey, New Jersey, U.S.A.	Vice President, Communications	N/A

Directors and Officers Name and Municipality of Residence	Office and Principal Occupation	Director Since
John J. Raffaeli, Jr. Pound Ridge, New York, U.S.A.	Senior Vice President, Human Resources	N/A
Joseph J.G.M. Vermeer Stamford, Connecticut, U.S.A.	Senior Vice President, Director of Taxes	N/A
Linda J. Walker Easton, Connecticut, U.S.A.	Vice President, Controller	N/A
David W. Binet Toronto, Ontario, Canada	Secretary to the Board of Directors and Senior Vice President and Secretary of The Woodbridge Company Limited (holding company)	N/A

(1)
Member of the finance committee.

(2)
Member of the corporate governance committee.

(3)
Member of the human resources committee.

(4)
Member of the audit committee.

(5)
Prior to 2004, Mr. Barbaro was Chairman and Chief Executive Officer of the Ontario Lottery and Gaming Corporation.

(6)
Prior to 2005, Mr. Denning was the Managing Partner of General Atlantic Partners, LLC.

(7)
Mr. Fraser was a director of Air Canada when it filed for protection under the Companies' Creditors Arrangement Act (CCAA) in April 2003. Air Canada successfully emerged from the CCAA proceedings and was restructured pursuant to a plan of arrangement in September 2004.

(8)
Prior to 2001, Ms. Kempston Darkes was President and General Manager of General Motors of Canada Limited.

(9)
In 2002, Mr. Shaffer was appointed Chief Executive Officer of Thomson Financial. Prior to this appointment, Mr. Shaffer was Chief Executive Officer of Thomson Learning.

(10)
Mr. Thompson was Vice Chairman of the board of directors of IBM Corporation from 2000 to 2002. From 1995 to 2000, Mr. Thompson held various senior executive positions with IBM.

(11)
Peter J. Thomson was a director of Exchange Resources, Inc. when it filed a petition for credit protection under Chapter 11 of the U.S. Bankruptcy Code in September 1996.

(12)
In 2002, Mr. Cullen was appointed President and Chief Executive Officer of Thomson Scientific and Healthcare. Prior to this appointment, Mr. Cullen was President and Chief Executive Officer of Thomson Learning International.

(13)
In 2002, Mr. Schlosser was appointed President and Chief Executive Officer of Thomson Learning. Prior to this appointment, Mr. Schlosser was President and Chief Executive Officer of Thomson Scientific and Healthcare.

(14)
Mr. Smith has been an Executive Vice President of Thomson since 2002. Prior to this appointment, Mr. Smith held a number of positions with our company, primarily in our newspaper group that we sold in 2000 and 2001.

(15)
Prior to joining us in 2003, Mr. Martin was senior vice president for corporate communications at Avon Products, Inc.

(16)
Prior to joining us in 2001, Mr. Bello was Assistant Treasurer of General Motors Corporation (GM). He previously held a number of senior business development and financial positions with GM in Brussels and New York.

(17)
Prior to joining us in 2002, Ms. Stanley was Executive Vice President, Business Development and Strategy for the Electronic Commerce Solutions division of USA Interactive (formerly USA Networks, Inc.). Ms. Stanley joined USA Networks in 1999 as the deputy general counsel.

(18)
Prior to joining us in 2004, Mr. Golden was a Vice President and subsequently a Senior Vice President of Investor Relations at Cablevision Systems Corporation.

Audit Committee

        The members of our audit committee are Vance K. Opperman (Chair), Ron D. Barbaro, Roger L. Martin, John M. Thompson and Richard M. Thomson. The Board has determined that all of the members of the audit committee are independent as well as financially literate.

  •
  Mr. Opperman is currently President and Chief Executive Officer of Key Investment Inc., and was formerly the President of West Publishing Company. He also serves on the boards of Delta Dental Plans Association, Blue Cross/Blue Shield of Minnesota and Avenet LLC. Mr. Opperman received a J.D. from the University of Minnesota Law School.

  •
  Mr. Barbaro is a corporate director and was formerly the Chairman and CEO of the Ontario Lottery and Gaming Corporation. He was also formerly the President of the Prudential Insurance Company of America. Mr. Barbaro also serves on the board of Flow International Corp., a Nasdaq listed company, and is chairman of Trans Global Life Insurance Company.

  •
  Mr. Martin is currently the Dean of the Joseph L. Rotman School of Management at the University of Toronto. He also serves on the audit committee of Workbrain Corporation, a Toronto Stock Exchange listed company. Mr. Martin received an MBA from Harvard Business School.

  •
  Mr. Thompson is currently Chairman of the Board of The Toronto-Dominion Bank and was formerly the Vice Chairman of the Board of IBM Corp. He also serves as the member of the supervisory board of Koninklijke Philips Electronics NV, a New York Stock Exchange listed company. Mr. Thompson received his undergraduate degree from the University of Western Ontario and completed the executive management programs at the Richard Ivey School at the University of Western Ontario and the Kellogg Graduate School of Business at Northwestern University.

  •
  Mr. Thomson is a corporate director and was formerly the Chairman and Chief Executive Officer of The Toronto-Dominion Bank. He also serves as a member of the audit committees of Nexen Inc., a Toronto Stock Exchange and New York Stock Exchange listed company, and Trizec Properties Inc., a New York Stock Exchange listed company. Mr. Thomson received an MBA from Harvard Business School.

        Our Board of Directors has also determined that Richard Thomson is qualified as an "audit committee financial expert" (within the meaning of applicable SEC rules) and that he has "accounting or related financial management expertise" (within the meaning of the NYSE listing standards). Mr. Thomson is not related to the family of Kenneth R. Thomson, our controlling shareholder.

        A copy of the charter of our audit committee is attached to this annual information form as Schedule A and is also available on our website, www.thomson.com.

Principal Accountant Fees and Services

        PricewaterhouseCoopers LLP has been the auditor of our company since our incorporation in 1977.

        Fees payable to PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were as follows:

Fees in millions of U.S. dollars	2004	2003
Audit fees	$11.4	$10.7
Audit-related fees	$3.0	6.3
Tax fees	$6.9	7.5
All other fees	$0.3	1.7

Total	$21.6	$26.2

Audit Fees

        These audit fees were for professional services rendered for the audits of our consolidated financial statements, review of interim financial statements included in our quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents, and assistance and review of documents filed with the Securities and Exchange Commission and Canadian securities regulatory authorities.

Audit-Related Fees

        These audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the "audit fees" category above. These services included Sarbanes-Oxley Section 404 advisory services, internal control reviews, audits of our various employee benefit plans, transaction due diligence, subsidiary audits, and other services related to acquisitions and dispositions.

Tax Fees

        Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation and review of corporate and expatriate tax returns, assistance with tax audits and transfer pricing matters, advisory services relating to federal, state, provincial and international tax compliance for customs and duties, compliance for customs and duties, common forms of domestic and international taxation (i.e., tax credits, income tax, VAT, GST and excise taxes) and regarding restructurings, mergers and acquisitions.

All Other Fees

        Fees disclosed in the table above under the item "all other fees" were for services other than the audit fees, audit-related fees and tax fees described above. These services included:

  •
  Insurance, transaction and benefit plan advisory services; and

  •
  French translations of financial statements, management's discussion and analysis and financial information included in our annual information form, prospectuses and other offering documents.

Pre-Approval Policies and Procedures

        Our audit committee is responsible for overseeing the work of the independent auditors and has considered whether the provision of services other than audit services is compatible with maintaining the auditors' independence. The audit committee has adopted a policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent auditors. The policy gives detailed guidance to our management as to the specific types of services that have been pre-approved by the audit committee. The policy requires the audit committee's specific pre-approval of all other permitted types of services that have not already been pre-approved. Our senior management periodically provides the audit committee with a summary of services provided by the independent auditors in accordance with the pre-approval policy. The audit committee's charter delegates to its Chair the authority to evaluate and approve engagements in the event that the need arises for approval between audit committee meetings. If the Chair approves any such engagements, he reports his approval decisions to the full audit committee at its next meeting. For the year ended December 31, 2004, none of the audit-related, tax or all other fees described above made use of the de minimus exception to pre-approval provisions contained in Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X or Section 2.4 of the Canadian Securities Administrators' Multilateral Instrument 52-110 (Audit Committees).

Controlled Company

        The NYSE Listed Company Manual requires a listed company to have, among other things, a majority of independent directors on its board and only independent directors on its corporate governance committee and compensation committee. The NYSE rules permit a "controlled company" to be exempt from these requirements. A "controlled company" is a company of which more than 50% of the voting power is held by an individual, group or another company. Controlled companies are not, however, exempt from the requirement that the audit committee must be comprised of solely independent directors.

        Our company is controlled by Kenneth R. Thomson, who directly and indirectly controlled approximately 69% of our common shares as of February 22, 2005. Our Board has determined that it is appropriate for directors affiliated with the controlling shareholder to serve on Board committees other than the audit committee. Accordingly, the Board has approved our reliance on the controlled company exemption. One-half of our current directors are independent of both management and the controlling shareholder with the result that 50% of the directors independently represent the 31% interest in our company held by shareholders other than the Thomson family.

Independent Directors

        In February 2005, our Board conducted its annual assessment of the independence of each of its members. In determining independence, the Board examined and relied on the definition of "independent" in the NYSE Listed Company Manual and "unrelated director" in the Guidelines of the Toronto Stock Exchange, or the TSX Guidelines. After considering a wide variety of factors and information disclosed by each director, the Board determined that of the 16 directors, eight are independent.

  •
  Three of the directors, Messrs. Richard J. Harrington, Robert D. Daleo and David H. Shaffer, are not independent because they are members of senior management of Thomson.

  •
  Five directors are either members of the family of Kenneth R. Thomson (Mr. Thomson and his sons, David K.R. Thomson and Peter J. Thomson), or employees of The Woodbridge Company Limited, the Thomson family's principal holding company, or its affiliates other than our company (W. Geoffrey Beattie and John A. Tory). While the Board considers that these directors' interests are fully aligned with the interests of minority shareholders, and that they do act independently of management, the NYSE Listed Company Manual suggests that they be considered not independent.

  •
  The independent directors are V. Maureen Kempston Darkes and Messrs. Ron D. Barbaro, Steven A. Denning, John F. Fraser, Roger L. Martin, Vance K. Opperman, John M. Thompson and Richard M. Thomson. Richard M. Thomson is not related to the family of Kenneth R. Thomson. In determining that all of these directors are independent, the Board considered the fact that some directors were also directors of companies that our company has a relationship with, but determined that these relationships were not material and did not impair on the independence of these individuals.

        For purposes of the TSX Guidelines, all of our directors except for Messrs. Harrington, Daleo and Shaffer are considered to be "unrelated". The Chairman is not independent by virtue of the Thomson family ownership position. As Chairman, David Thomson directs the operations of the Board in such a way that it operates independently of management. The Chairman is responsible for establishing the agenda for meetings, ensuring that the Board has sufficient resources and information to carry out its functions, making decisions in the best interests of all shareholders, and maintaining a constructive relationship between the Board and senior management.

Presiding Director at Meetings of Non-Management Directors

        At the conclusion of all Board meetings that are held in person, the non-management directors meet as a group without management participation. The non-management directors also meet from time to time after Board meetings that are held by telephone. The Chairman or Deputy Chairman chairs these sessions and informs management of the substance of the meetings to the extent that action is required by management. Each of our non-management directors is "unrelated" as such term is used in the TSX Guidelines.

Communications with Non-Management Directors

        Shareholders may contact our non-management directors as a group by writing to them c/o Secretary to the Board of Directors, The Thomson Corporation, Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario M5K 1A1 Canada or by e-mail at board.secretary@thomson.com.

Code of Business Conduct and Ethics

        In 2003, we adopted a code of business conduct and ethics that applies to all directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The code of business conduct and ethics is available on our website, www.thomson.com.

Corporate Governance Guidelines and Board Committee Charters

        Our corporate governance guidelines and charters for each committee of our Board are posted on our website at www.thomson.com.

        Our code of business conduct, corporate governance guidelines and committee charters are also available in print or electronically to any shareholder who requests a copy. Requests should be made to our company at the address set forth in Item 12, "Additional Information," of this annual information form.

9.     LEGAL PROCEEDINGS

        We are involved in various legal proceedings in the ordinary course of business.

        In addition, from time to time, one of our businesses may be the subject of a government investigation arising in the ordinary course of business. In October 2004, Thomson Financial received a subpoena from the U.S. Securities and Exchange Commission (SEC) for certain documents related to the operations of its Capital Markets Intelligence (CMI) business. CMI is one of several companies providing market intelligence services. CMI collects stock ownership data solely as an appointed agent of its public company clients seeking a better understanding of their institutional shareholder base. In 2004, approximately $34 million of our financial group's CMI revenues were related to the identification of institutional investors for its clients. We are cooperating fully with the SEC. At this time, we do not anticipate that the outcome of this matter will have a material adverse impact to our financial condition.

        In January 2005, we became aware of an inquiry by the Serious Fraud Office (SFO) in the United Kingdom regarding the refund practices relating to certain duplicate subscription payments made by some of our customers in our Sweet & Maxwell and Gee businesses in the United Kingdom. We are cooperating fully with the authorities in their inquiry. At this time, we do not anticipate that the outcome of this matter will have a material adverse impact to our financial condition.

        In our opinion, no legal proceedings or ongoing government investigation, if decided adversely, could reasonably be expected to have a material adverse impact on our financial position or results of operations.

10.   TRANSFER AGENT AND REGISTRARS

        The transfer agent and registrar for our common shares in Canada is Computershare Trust Company of Canada, with transfer facilities in Toronto, Montreal, Calgary and Vancouver. In the United States, our transfer agent is Computershare Trust Company, Inc., with transfer facilities in New York, New York and Denver, Colorado. Computershare Investor Services PLC is our transfer agent in the United Kingdom in London. Computershare Trust Company of Canada is also the transfer agent and registrar for our Series II preference shares, with transfer facilities only in Toronto.

11.   INTERESTS OF EXPERTS

        Our independent auditors are PricewaterhouseCoopers LLP. As of February 28, 2005, to our knowledge, the partners and employees of PricewaterhouseCoopers LLP collectively owned beneficially less than 1% of our outstanding common shares.

12.   ADDITIONAL INFORMATION

        Additional information, including directors' and officers' remuneration and indebtedness, principal holders of our common shares and securities authorized for issuance under our equity compensation plans, is contained in our management information circular for our most recent annual meeting of shareholders held in May 2004 that involved the election of directors. In the next few weeks, we intend to file and make publicly available our management information circular related to our upcoming annual meeting of shareholders to be held in May 2005. Additional financial information is provided in our audited consolidated financial statements and management's discussion and analysis (MD&A) for the year ended December 31, 2004. When available, copies of these documents may be obtained upon written request from The Thomson Corporation, Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario M5K 1A1, Canada or by sending a request by e-mail to investor.relations@thomson.com.

        You may access other information about our company, including our disclosure documents, reports, statements or other information that we file with the Canadian securities regulatory authorities through SEDAR at www.sedar.com and in the United States with the SEC at www.sec.gov.

        Information required to be provided pursuant to Form 52-110F1 (Audit Committees) is contained in Item 8, "Directors and Officers," of this annual information form.

SCHEDULE A TO
ANNUAL INFORMATION FORM

AUDIT COMMITTEE CHARTER

THE THOMSON CORPORATION
AUDIT COMMITTEE CHARTER

1.     RESPONSIBILITY

        The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities in relation to:

  •
  the integrity of the Corporation's financial statements;

  •
  the Corporation's compliance with legal and regulatory requirements;

  •
  the qualifications and independence of the Corporation's auditor;

  •
  the design and implementation of internal controls and disclosure controls;

  •
  the performance of the Corporation's internal audit function and independent auditor; and

  •
  any additional matters delegated to the Audit Committee by the Board.

2.     MEMBERS

        The Board must appoint a minimum of three and a maximum of five directors to be members of the Audit Committee. The members of the Audit Committee will be selected by the Board on the recommendation of the Corporate Governance Committee. All of the members of the Audit Committee will meet the criteria for independence contained in applicable laws and stock exchange rules and regulations and at least a majority must be residents of Canada (so long as this is required under applicable law).

        In addition, every member of the Audit Committee will be Financially Literate and at least one member will have accounting or related financial management expertise (as the Board interprets such qualification in its business judgement). The Board will determine whether at least one member is an Audit Committee Financial Expert and will make appropriate disclosure. A member of the Audit Committee may not serve on more than two other public company audit committees except with the prior approval of the Board.

        Members of the Audit Committee (i) may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, other than director and committee fees and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and (ii) may not be an "affiliated person" (within the meaning of applicable law or regulations) of the Corporation or any of its subsidiaries.

3.     DUTIES

        The Audit Committee is responsible for performing the duties set out below as well as any other duties delegated to the Audit Committee by the Board.

  (a)    Appointment and Review of the Auditor

        The auditor is ultimately accountable to the Audit Committee and reports directly to the Audit Committee. Accordingly, the Audit Committee will evaluate and be responsible for the Corporation's relationship with the auditor. Specifically, the Audit Committee will:

  •
  select, evaluate and nominate the auditor to be proposed for appointment or reappointment, as the case may be, by the shareholders;

  •
  review and approve the auditor's engagement letter;

  •
  after seeking and taking into account the opinions of senior management and the officer in charge of internal audit, review the independence, experience, qualifications and performance of the auditor, including the lead audit partner, in recommending its appointment or reappointment, including considering whether the auditor's quality controls are adequate and the auditor's provision of any permitted non-audit services is compatible with maintaining its independence;

  •
  oversee the auditor's work, including resolving any disagreements between management and the auditor regarding financial reporting;

  •
  at least annually, obtain and review a report by the auditor describing its internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor and any steps taken to deal with any such issues; and all relationships between the auditor and the Corporation; and

  •
  where appropriate, terminate the auditor.

  (b)    Confirmation of the Auditor's Independence

        At least annually, and before the auditor issues its report on the Corporation's annual financial statements, the Audit Committee will:

  •
  confirm that the auditor has submitted a formal written statement describing all of its relationships with the Corporation;

  •
  discuss with the auditor any disclosed relationships or services that may affect its objectivity and independence;

  •
  obtain written confirmation from the auditor that it is objective with respect to the Corporation within the meaning of the Rules of Professional Conduct adopted by the provincial institute or order of Chartered Accountants to which it belongs and is an independent public accountant with respect to the Corporation within the meaning of the federal securities legislation administered by the United States Securities and Exchange Commission and of the Independence Standards of the Canadian Institute of Chartered Accountants, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and

  •
  confirm that the auditor has complied with applicable laws with respect to the rotation of certain members of the audit engagement team.

  (c)    Pre-Approval of Non-Audit Services

        The Audit Committee will pre-approve the appointment of the auditor for any non-audit service to be provided to the Corporation or its subsidiaries, provided that it will not approve any service that is prohibited under applicable laws, rules and regulations. The Audit Committee has established policies and procedures, and may revise such from time to time, which pre-approve the appointment of the auditor for certain non-audit services. In addition, the Audit Committee may delegate to one or more independent members the authority to pre-approve the appointment of the auditor for any non-audit service to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to such delegation shall be reported to the full Audit Committee at its next scheduled meeting following such pre-approval.

  (d)    Communications with the Auditor

        The Audit Committee has the authority to communicate directly with the auditor and will meet privately with the auditor as frequently as the Audit Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Audit Committee or the auditor, including, without limitation:

  •
  planning and staffing of the audit;

  •
  any material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences;

  •
  whether or not the auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

  •
  the extent to which the auditor is satisfied with the nature and scope of its examination;

  •
  any instances of fraud or other illegal acts involving senior management of the Corporation;

  •
  whether or not the auditor has received the full co-operation of senior management and other employees of the Corporation and whether the auditor has encountered any audit problems or difficulties in the course of its audit work, including any restrictions on the scope of the auditor's work or access to required information and any significant disagreements with management (along with management's response);

  •
  the auditor's opinion of the competence and performance of the Chief Financial Officer and other key financial personnel; and

  •
  the items required to be communicated to the Audit Committee under the Canadian authoritative guidance or under Canadian generally accepted auditing standards.

  (e)    Review of the Audit Plan

        The Audit Committee will discuss with the auditor the nature of an audit and the responsibility assumed by the auditor when conducting an audit under Canadian generally accepted auditing standards. The Audit Committee will review a summary of the auditor's audit plan for each audit.

  (f)    Review of Audit Fees

        The Audit Committee will determine the auditor's fee and the terms of the auditor's engagement. In determining the auditor's fee, the Audit Committee should consider, among other things, the number and nature of reports to be issued by the auditor, the quality of the internal controls of the Corporation, the size, complexity and financial condition of the Corporation and the extent of internal audit and other support to be provided to the auditor by the Corporation.

  (g)    Review of Financial Statements

        The Audit Committee will review and discuss with management and the auditor the annual audited financial statements, together with the auditor's report thereon, and the interim financial statements, before recommending them for approval by the Board. The Audit Committee will also review and discuss with management and the auditor:

  •
  management's discussion and analysis relating to the annual audited financial statements and interim financial statements;

  •
  any reconciliation of the Corporation's financial statements from Canadian generally accepted accounting principles to U.S. generally accepted accounting principles;

  •
  all critical accounting policies and practices used or to be used by the Corporation; and

  •
  all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor.

        The Audit Committee will also engage the auditor to review the interim financial statements and any reconciliation of the Corporation's financial statements prior to the Audit Committee's review of such financial statements or reconciliation.

  (h)    Review of Other Financial Information

        The Audit Committee will:

  •
  review annual and interim earnings press releases prior to their public release, as well as financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee will also review the use of "pro forma" or "adjusted" non-GAAP information in such press releases. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;

  •
  ensure that adequate procedures are in place for management's review of all other financial information extracted or derived from the Corporation's financial statements that were previously reviewed by the Audit Committee before such information is released to the public, including, without limitation, financial information or statements for use in prospectuses or other offering or public disclosure documents and financial statements required by regulatory authorities, and the Audit Committee shall periodically assess the adequacy of those procedures; and

  •
  review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation's financial statements.

  (i)    Review of the Internal Audit Function

        The Audit Committee will review the mandate, budget, planned activities, staffing and organizational structure of the Corporation's internal audit function (which may be outsourced to a firm other than the auditor) to confirm that it is independent of management and has sufficient resources to carry out its mandate. The Audit Committee will discuss this mandate with the auditor.

        The Audit Committee will review the appointment and replacement of the officer in charge of internal audit and will review the significant reports to management prepared by the internal auditing department and management's responses.

        The Audit Committee has the authority to communicate directly with the officer in charge of internal audit. In addition, as frequently as it deems necessary to fulfill its responsibilities but not less often than annually, the Audit Committee will meet privately with the officer in charge of internal audit to discuss any areas of concern to the Audit Committee or the officer in charge of internal audit.

  (j)    Relations with Senior Management

        The Audit Committee members will meet privately with senior management as frequently as the Audit Committee feels is appropriate to fulfil its responsibilities, which will not be less frequently than annually to discuss any areas of concern to the Audit Committee or senior management.

  (k)    Oversight of Internal Controls and Disclosure Controls

        The Audit Committee will review with senior management the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use, to prevent, deter and detect fraud, and to verify the accuracy of the financial records. The Audit Committee will review any special audit steps adopted in light of material control deficiencies.

        The Audit Committee will review with senior management the controls and procedures that have been adopted by the Corporation to confirm that material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed within the required time periods.

        The Audit Committee will also review disclosures made to it by the Chief Executive Officer and Chief Financial Officer during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Corporation's internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial information required to be disclosed by the Corporation in the reports that it files or submits under U.S. federal securities law or applicable Canadian federal and provincial legislation and regulations within the required time periods, and any fraud, whether or not material, involving management or other employees who have a significant role in the Corporation's internal control over financial reporting.

  (l)    Legal Compliance

        The Audit Committee will review with the Corporation's legal counsel any legal matters that could have a significant effect on the Corporation's financial statements. It will also review with legal counsel material inquiries received from regulators and governmental agencies and advise the Board accordingly.

  (m)    Risk Management

        The Audit Committee will review periodically with senior management the Corporation's policies with respect to risk assessment and risk management, including the steps taken to monitor and control risks.

  (n)    Taxation Matters

        The Audit Committee will periodically review with senior management the status of significant taxation matters of the Corporation.

  (o)    Hiring Employees of the Auditor

        The Audit Committee has established and will continue to maintain and monitor compliance with policies for hiring partners and employees and former partners and employees of the auditor.

4.     COMPLAINTS PROCEDURE

        The Audit Committee has established, and will continue to maintain, procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, auditing matters and disclosure controls and procedures for the confidential, anonymous submission of concerns by employees of the Corporation regarding questionable accounting or auditing matters or disclosure controls.

5.     REPORTING

        The Audit Committee will regularly report to the Board on:

  •
  the auditor's independence;

  •
  the performance of the auditor and the Audit Committee's recommendations regarding its reappointment or termination;

  •
  the performance of the internal audit function;

  •
  the adequacy of the Corporation's internal controls and disclosure controls;

  •
  its recommendations regarding the annual and interim financial statements of the Corporation and any reconciliation of the Corporation's financial statements, including any issues with respect to the quality or integrity of the financial statements;

  •
  its review of the annual and interim management's discussion and analysis;

  •
  the Corporation's compliance with legal and regulatory requirements related to financial reporting; and

  •
  all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

6.     REVIEW AND DISCLOSURE

        The Audit Committee will review this Charter at least annually and submit it to the Corporate Governance Committee together with any proposed amendments. The Corporate Governance Committee will review this Charter and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.

7.     ASSESSMENT

        At least annually, the Corporate Governance Committee will review the effectiveness of the Audit Committee in fulfilling its responsibilities and duties as set out in this Charter and in a manner consistent with the corporate governance guidelines adopted by the Board.

8.     CHAIR

        Each year, the Board will appoint one member to be Chair of the Audit Committee. If, in any year, the Board does not appoint a Chair, the incumbent Chair will continue in office until a successor is appointed.

9.     REMOVAL AND VACANCIES

        Any member may be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to meet the qualifications set out above. The Board will fill vacancies on the Audit Committee by appointment from among qualified members of the Board. If a vacancy exists on the Audit Committee, the remaining members will exercise all of its powers so long as a quorum remains in office.

10.   ACCESS TO INDEPENDENT COUNSEL AND OTHER ADVISORS

        In carrying out its duties, the Audit Committee may retain independent counsel and any other outside advisor at the expense of the Corporation without Board approval at any time and has the authority to determine any such counsel's or advisor's fees and other retention terms.

11.   DEFINITIONS

        Capitalized terms used in this Charter have the meanings attributed to them below:

        "Audit Committee Financial Expert" means a person who has the following attributes:

  (a)
  an understanding of generally accepted accounting principles and financial statements;

  (b)
  the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

  (c)
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements, or experience actively supervising one or more person's engaged in such activities;

  (d)
  an understanding of internal controls and procedures for financial reporting; and

  (e)
  an understanding of audit committee functions acquired through any one or more of the following;

  (i)
  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  (ii)
  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

  (iii)
  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  (iv)
  other relevant experience.

        "Financially Literate" means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.

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AUDIT COMMITTEE CHARTER
THE THOMSON CORPORATION AUDIT COMMITTEE CHARTER